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Filed Pursuant to Rule 424(b)(2)
Registration No. 333-207599

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee

Depositary Shares, each representing 1/20th of a share of 9.75% Series A Mandatory Convertible Preferred Stock	36,800,000(1)	$49.00	$1,803,200,000	$181,582.24(2)

9.75% Series A Mandatory Convertible Preferred Stock, $0.01 par value per share	1,840,000(3)(4)	—	—	—

Class P Common Stock, $0.01 par value per share	66,762,560(5)	—	—	—(6)

(1)
Includes 4,800,000 depositary shares ("Depositary Shares") issuable upon any exercise in full of the underwriters' over-allotment option to purchase additional Depositary Shares.

(2)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the "Securities Act").

(3)
Includes 240,000 shares of 9.75% Series A Mandatory Convertible Preferred Stock ("Mandatory Convertible Preferred Stock") (corresponding to 4,800,000 additional Depositary Shares issuable upon exercise of the underwriters' over-allotment option to purchase additional Depositary Shares).

(4)
Each Depositary Share represents a 1/20th interest in a share of 9.75% Series A Mandatory Convertible Preferred Stock ("Mandatory Convertible Preferred Stock"). Because no separate consideration will be received by the registrant for the Mandatory Convertible Preferred Stock, no registration fee is required with respect to these securities.

(5)
The number of shares of our common stock to be registered is based on the maximum number of shares of our common stock into which 1,840,000 shares of the Mandatory Convertible Preferred Stock can be converted, which is 36.2840 shares of our common stock per share of the Mandatory Convertible Preferred Stock as described in this prospectus supplement, or a maximum of 66,762,560 shares of our common stock. Pursuant to Rule 416 under the Securities Act, the number of shares of common stock registered includes an indeterminate number of additional shares of common stock that may be issued from time to time upon conversion of the Mandatory Convertible Preferred Stock as a result of the anti-dilution provisions thereof.

(6)
Pursuant to Rule 457(i) under the Securities Act, there is no additional registration fee payable with respect to the shares of our common stock issuable upon conversion of the Mandatory Convertible Preferred Stock because no additional consideration will be received in connection with the exercise of the conversion privilege.

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 26, 2015)

32,000,000 Depositary Shares

Representing a 1/20th Interest in a Share of
9.75% Series A Mandatory Convertible Preferred Stock

We are offering 32,000,000 depositary shares, each of which represents a 1/20th interest in a share of our 9.75% Series A Mandatory Convertible Preferred Stock, $0.01 par value per share, which we refer to in this prospectus supplement as our mandatory convertible preferred stock. The shares of mandatory convertible preferred stock will be deposited with Computershare Trust Company, N.A., as depositary, pursuant to a deposit agreement. Holders of the depositary shares will be entitled to a proportional fractional interest in the rights and preferences of the mandatory convertible preferred stock, including conversion, dividend, liquidation and voting rights, subject to the provisions of such deposit agreement.

Dividends on our mandatory convertible preferred stock will be payable on a cumulative basis when, as and if declared by our board of directors, or an authorized committee of our board of directors, at an annual rate of 9.75% on the liquidation preference of $1,000 per share. We may pay declared dividends in cash or, subject to certain limitations, in shares of our Class P common stock, par value $0.01 per share (our "common stock"), or in any combination of cash and common stock, on January 26, April 26, July 26 and October 26 of each year, commencing on January 26, 2016 and ending on, and including, October 26, 2018.

Each share of our mandatory convertible preferred stock has a liquidation preference of $1,000 (and, correspondingly, each depositary share represents a liquidation preference of $50). Unless earlier converted, each share of our mandatory convertible preferred stock will automatically convert on the third business day immediately following the last trading day of the final averaging period into between 30.8800 and 36.2840 shares of our common stock, subject to anti-dilution adjustments. The number of shares of our common stock issuable upon conversion will be determined based on the average VWAP (as defined herein) of our common stock over the 20 trading day period beginning on, and including, the 23rd scheduled trading day prior to October 26, 2018, which we refer to herein as the "final averaging period." At any time prior to October 26, 2018, a holder of 20 depositary shares may cause the depositary to convert one share of our mandatory convertible preferred stock, on such holder's behalf, into a number of shares of our common stock equal to the minimum conversion rate of 30.8800, subject to anti-dilution adjustments. If a holder of 20 depositary shares causes the depositary to convert one share of our mandatory convertible preferred stock on such holder's behalf during a specified period beginning on the effective date of a fundamental change (as described herein), the conversion rate will be adjusted under certain circumstances, and such holder will also be entitled to a make-whole dividend amount (as described herein).

Prior to this offering, there has been no public market for the depositary shares. We intend to apply to list the depositary shares on The New York Stock Exchange under the symbol "KMI.PRA." Our common stock is listed on The New York Stock Exchange under the symbol "KMI."

Investing in the depositary shares involves risks. Please see "Risk Factors" beginning on page S-11 for more information regarding risks you should consider before investing in the depositary shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus to which it relates. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$49.000	$1,568,000,000
Underwriting discount	$0.833	$26,656,000
Proceeds, before expenses, to Kinder Morgan, Inc.	$48.167	$1,541,344,000

We have granted the underwriters an option to purchase, exercisable within 30 days from the date of this prospectus supplement, up to an additional 4,800,000 depositary shares to cover over-allotments, if any, at the public offering price, less the underwriting discount.

The underwriters expect to deliver the depositary shares to investors on or about October 30, 2015.

Joint Book-Running Managers

Citigroup	BofA Merrill Lynch	Morgan Stanley
Barclays		Credit Suisse

Co-Managers

BBVA	BNP PARIBAS	CIBC	Credit Agricole CIB	Deutsche Bank Securities

DNB Markets	ING	MUFG	Mizuho Securities	Natixis

RBC Capital Markets	Regions Securities LLC	Scotia Howard Weil	SOCIETE GENERALE	SMBC Nikko

SunTrust Robinson Humphrey	TD Securities	UBS Investment Bank	Wells Fargo Securities

The date of this prospectus supplement is October 26, 2015.

        This document is in two parts. The first part is the prospectus supplement, which provides a brief description of our business and the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any related free writing prospectus prepared by us or on our behalf or any other information to which we have referred you. Neither we nor the underwriters have authorized anyone to provide you with different information. This prospectus supplement and the accompanying prospectus may only be used where it is legal to offer or sell the offered securities. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any related free writing prospectus is accurate as of any date other than the respective date on the front cover of those documents. You should not assume that the information incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date the respective information was filed with the Securities and Exchange Commission (the "SEC"). Our business, financial condition, results of operations and prospects may have changed since those dates.

i

SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before making an investment decision. We urge you to read the entire prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus carefully, including the historical financial statements and notes to those financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. Please read "Risk Factors" beginning on page S-11 and "Risk Factors" and "Information Regarding Forward-Looking Statements" in our Annual Report on Form 10-K for the year ended December 31, 2014, as updated by our subsequently filed Securities Exchange Act of 1934, as amended ("Exchange Act"), reports for more information about important risks that you should consider before investing in the depositary shares. As used in this prospectus supplement and the accompanying prospectus, the terms "we," "us" and "our" mean Kinder Morgan, Inc. and, unless the context otherwise indicates, include its consolidated subsidiaries. Unless the context indicates otherwise, information presented in this prospectus supplement assumes the underwriters do not exercise their over-allotment option to purchase additional depositary shares.

Kinder Morgan, Inc.

Our Business

        We are a publicly traded Delaware corporation, with our common stock traded on The New York Stock Exchange under the symbol "KMI." We are the largest energy infrastructure and the third largest energy company in North America with an enterprise value of approximately $110 billion. We own an interest in or operate approximately 84,000 miles of pipelines and approximately 165 terminals. Our pipelines transport natural gas, refined petroleum products, crude oil, condensate, carbon dioxide ("CO2") and other products, and our terminals transload and store petroleum products, ethanol and chemicals, and handle such products as coal, petroleum coke and steel. We are also the leading producer and transporter of CO2, which is utilized for enhanced oil recovery projects in North America.

Offices

        The address of our principal executive offices is 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, and our telephone number at this address is (713) 369-9000.

 The Offering

        The summary below describes the principal terms of the depositary shares and our mandatory convertible preferred stock. Certain of the terms and conditions described below are subject to important limitations and exceptions. Refer to the section of the accompanying prospectus entitled "Description of Our Capital Stock—Preferred Stock," as supplemented by the "Description of Mandatory Convertible Preferred Stock" section of this prospectus supplement, for a more detailed description of the terms of the mandatory convertible preferred stock. As used in this section, the terms "us," "we," or "our" refer to Kinder Morgan, Inc. and not any of its subsidiaries. Capitalized terms used but not defined in this section have the meaning set forth in "Description of Mandatory Convertible Preferred Stock."

Issuer	Kinder Morgan, Inc.
Securities we are offering

32,000,000 depositary shares, each of which represents a 1/20th interest in a share of our 9.75% Series A Mandatory Convertible Preferred Stock, $0.01 par value per share, which we refer to in this prospectus supplement as our mandatory convertible preferred stock. Each depositary share entitles the holder of such depositary share, through the depositary, to a proportional fractional interest in the rights and preferences of such share of mandatory convertible preferred stock, including conversion, dividend, liquidation and voting rights, subject to the terms of the deposit agreement.

Underwriters' option

We have granted the underwriters a 30-day option to purchase up to 4,800,000 additional depositary shares to cover over-allotments, if any, at the public offering price, less the underwriting discount.

Public offering price	$49.00 per depositary share.
Liquidation preference	$1,000 per share of our mandatory convertible preferred stock (equivalent to $50 per depositary share).
Dividends

9.75% of the Liquidation Preference of $1,000 per share of our mandatory convertible preferred stock per year. Dividends will accumulate from the first original issue date and, to the extent that we are legally permitted to pay dividends and our board of directors, or an authorized committee thereof, declares a dividend payable with respect to our mandatory convertible preferred stock, we will pay such dividends in cash or, subject to certain limitations, by delivery of shares of our common stock or through any combination of cash and shares of our common stock, as determined by us in our sole discretion; provided that any unpaid dividends will continue to accumulate. Dividends that are declared will be payable on the Dividend Payment Dates (as described below) to holders of record on the January 11, April 11, July 11 or October 11, as the case may be, immediately preceding the relevant Dividend Payment Date (each, a "Record Date"), whether or not such holders convert their depositary shares, or such depositary shares are automatically converted, after a Record Date and on or prior to the immediately succeeding Dividend Payment Date. The expected dividend payable on the first Dividend Payment Date is approximately $23.2917 per share of our mandatory convertible preferred stock (equivalent to $1.16458 per depositary share). Each subsequent dividend is expected to be $24.375 per share of our mandatory convertible preferred stock (equivalent to $1.21875 per depositary share). See "Description of Mandatory Convertible Preferred Stock—Dividends."

If we elect to make any such payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at the Average VWAP per share (as defined under "Description of Mandatory Convertible Preferred Stock—Definitions") of our common stock over the five consecutive Trading Day period ending on the second Trading Day immediately preceding the applicable Dividend Payment Date (the "Five-Day Average Price"), multiplied by 99%. Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered in connection with any declared dividend exceed a number equal to the total dividend payment divided by $9.65, which amount represents approximately 35% of the Initial Price (as defined below), subject to adjustment in a manner inversely proportional to any adjustment to each fixed conversion rate (such dollar amount, as adjusted, the "Floor Price"). To the extent that the amount of the declared dividend as to which we have elected to deliver shares of common stock in lieu of cash exceeds the product of the number of shares of common stock delivered in connection with such declared dividend and 99% of the Five-Day Average Price, we will, if we are legally able to do so, notwithstanding any notice by us to the contrary, pay such excess amount in cash.

The "Initial Price" equals $1,000 divided by the maximum conversion rate of 36.2840, which quotient is equal to approximately $27.56, the closing price of our common stock on October 26, 2015.
Dividend payment dates	January 26, April 26, July 26 and October 26 of each year, commencing on January 26, 2016 and ending on, and including, October 26, 2018.
No redemption	Neither the depositary shares nor our mandatory convertible preferred stock is redeemable.
Mandatory conversion date	The third business day immediately following the last Trading Day of the Final Averaging Period (as defined below). The Mandatory Conversion Date is expected to be October 26, 2018.
Mandatory conversion

On the Mandatory Conversion Date, each outstanding share of our mandatory convertible preferred stock, unless previously converted, will automatically convert into a number of shares of our common stock equal to the conversion rate as described below, and each depositary share will automatically convert into a number of shares of common stock equal to a proportionate fractional interest in such shares of common stock.

If we declare a dividend for the dividend period ending on October 26, 2018, we will pay such dividend to the holders of record on the applicable Record Date, as described above. If, on or prior to October 11, 2018, we have not declared all or any portion of all accumulated and unpaid dividends on the mandatory convertible preferred stock, the conversion rate will be adjusted so that holders receive an additional number of shares of common stock equal to the amount of accumulated and unpaid dividends that have not been declared (the "Additional Conversion Amount"), divided by the greater of (i) the Floor Price and (ii) 99% of the Five-Day Average Price. To the extent that the Additional Conversion Amount exceeds the product of such number of additional shares and 99% of the Five-Day Average Price, we will, if we are legally able to do so, declare and pay such excess amount in cash.

Conversion rate

Upon conversion on the Mandatory Conversion Date, the conversion rate per share of our mandatory convertible preferred stock will be not more than 36.2840 shares of common stock and not less than 30.8800 shares of common stock (and, correspondingly, the conversion rate per depositary share will not be more than 1.8142 shares of common stock and not less than 1.5440 shares of common stock), depending on the Applicable Market Value of our common stock, as described below.

The "Applicable Market Value" of our common stock is the Average VWAP per share of our common stock over the Final Averaging Period. The "Final Averaging Period" is the 20 consecutive Trading Day period beginning on, and including, the 23rd Scheduled Trading Day immediately preceding October 26, 2018. The conversion rate will be calculated as described under "Description of Mandatory Convertible Preferred Stock—Mandatory Conversion." The following table illustrates the conversion rate per share of our mandatory convertible preferred stock, subject to certain anti-dilution adjustments.

	Applicable market value of our common stock	Conversion rate per share of mandatory convertible preferred stock
	Greater than the Threshold Appreciation Price	30.8800 shares of common stock
	Equal to or less than the Threshold Appreciation Price but greater than or equal to the Initial Price	Between 30.8800 and 36.2840 shares of common stock, determined by dividing $1,000 by the Applicable Market Value
	Less than the Initial Price	36.2840 shares of common stock

The following table illustrates the conversion rate per depositary share, subject to certain anti-dilution adjustments:
	Applicable market value of our common stock	Conversion rate per depositary share
	Greater than the Threshold Appreciation Price	1.5440 shares of common stock
	Equal to or less than the Threshold Appreciation Price but greater than or equal to the Initial Price	Between 1.5440 and 1.8142 shares of common stock, determined by dividing $50 by the Applicable Market Value
	Less than the Initial Price	1.8142 shares of common stock
The "Threshold Appreciation Price" equals $1,000 divided by the minimum conversion rate of 30.8800, which quotient is equal to approximately $32.38.
Conversion at the option of the holder

Other than during a Fundamental Change Conversion Period (as defined below), a holder may, at any time prior to October 26, 2018, elect to convert such holder's shares of our mandatory convertible preferred stock, in whole or in part, at the Minimum Conversion Rate of 30.8800 shares of common stock per share of mandatory convertible preferred stock (equivalent to 1.5440 shares of common stock per depositary share) as described under "Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder." This Minimum Conversion Rate is subject to certain anti-dilution and other adjustments. Because each depositary share represents a 1/20th fractional interest in a share of our mandatory convertible preferred stock, a holder of depositary shares may convert its depositary shares only in lots of 20 depositary shares.

If, as of the Effective Date of any early conversion (the "Early Conversion Date"), we have not declared all or any portion of all accumulated and unpaid dividends for all full dividend periods ending on the Dividend Payment Date prior to such Early Conversion Date, the conversion rate will be adjusted so that converting holders receive an additional number of shares of common stock equal to such amount of accumulated and unpaid dividends that have not been declared for such full dividend periods (the "Early Conversion Additional Conversion Amount"), divided by the greater of (i) the Floor Price and (ii) the Average VWAP per share of our common stock over the 20 consecutive Trading Day period ending on, and including, the third Trading Day immediately preceding the Early Conversion Date (the "Early Conversion Average Price"). To the extent that the Early Conversion Additional Conversion Amount exceeds the product of such number of additional shares and the Early Conversion Average Price, we will not have any obligation to pay the shortfall in cash.

Conversion at the option of the holder upon a Fundamental Change; Fundamental Change Dividend Make-Whole Amount

If a Fundamental Change (as defined under "Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount") occurs on or prior to October 26, 2018, holders will have the right to convert their shares of mandatory convertible preferred stock, in whole or in part, into shares of common stock at the "Fundamental Change Conversion Rate" during the period beginning on, and including, the Effective Date of such Fundamental Change and ending on, and including, the date that is 20 calendar days after such Effective Date (or, if later, the date that is 20 calendar days after holders receive notice of such Fundamental Change, but in no event later than October 26, 2018). The Fundamental Change Conversion Rate will be determined based on the Effective Date of the Fundamental Change and the price paid (or deemed paid) per share of our common stock in such Fundamental Change. Holders who convert shares of our mandatory convertible preferred stock within that timeframe will also receive (1) a "Fundamental Change Dividend Make-Whole Amount" equal to the present value (calculated using a discount rate of 4.25% per annum) of all dividend payments on such shares for all remaining full dividend periods beginning on the Dividend Payment Date immediately following the Effective Date of the Fundamental Change and for the partial dividend period from, and including, the Effective Date to, but excluding, the next Dividend Payment Date, and (2) any accumulated and unpaid dividends for any dividend period ending prior to the Effective Date of the Fundamental Change and any accumulated dividends for the partial dividend period, if any, from the Dividend Payment Date immediately preceding the Effective Date to, but excluding, the Effective Date (collectively, the "Accumulated Dividend Amount" and clauses (1) and (2), the "Make-Whole Dividend Amounts"), in the case of clauses (1) and (2), subject to our right to deliver shares of our common stock in lieu of all or part of such Make-Whole Dividend Amounts; provided that if the Effective Date or the conversion date falls after the Record Date for a declared dividend and prior to the next Dividend Payment Date, such dividend will be paid on such Dividend Payment Date to the holders as of such Record Date, and will not be included in the Accumulated Dividend Amount, and the Fundamental Change Dividend Make-Whole Amount will not include the present value of the payment of such dividend. Because each depositary share represents a 1/20th fractional interest in a share of our mandatory convertible preferred stock, a holder of depositary shares may convert its depositary shares upon a Fundamental Change only in lots of 20 depositary shares.

If we elect to pay the Make-Whole Dividend Amounts, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at 99% of the price paid (or deemed paid) per share of our common stock in the Fundamental Change. Notwithstanding the foregoing, with respect to any conversion of mandatory convertible preferred stock, in no event will the number of shares of our common stock that we deliver in lieu of paying all or any portion of the Make-Whole Dividend Amounts in cash exceed a number equal to the sum of such Make-Whole Dividend Amounts, divided by the greater of (i) the Floor Price and (ii) 99% of the price paid (or deemed paid) per share of our common stock in the Fundamental Change. To the extent that the sum of such Make-Whole Dividend Amounts exceeds the product of the number of shares of common stock delivered in respect of such Make-Whole Dividend Amounts and 99% of the price paid (or deemed paid) per share of our common stock in the Fundamental Change, we will, if we are legally able to do so, notwithstanding any notice by us to the contrary, pay such excess amount in cash.

In addition, if we are prohibited from paying or delivering, as the case may be, the Make-Whole Dividend Amounts (whether in cash or in shares of our common stock), in whole or in part, due to limitations of applicable Delaware law, the Fundamental Change Conversion Rate will instead be increased by a number of shares of common stock equal to the cash amount of the aggregate unpaid and undelivered Make-Whole Dividend Amounts, divided by the greater of (i) the Floor Price and (ii) 99% of the price paid (or deemed paid) per share of our common stock in the Fundamental Change. To the extent that the cash amount of the aggregate unpaid and undelivered Make-Whole Dividend Amounts exceeds the product of such number of additional shares and 99% of the price paid (or deemed paid) per share of our common stock in the Fundamental Change, we will not have any obligation to pay the shortfall in cash.

See "Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount."
Anti-dilution adjustments

The conversion rate may be adjusted in the event of, among other things: (1) stock dividends or distributions; (2) certain distributions to holders of our common stock of rights, options or warrants to purchase our common stock; (3) subdivisions or combinations of our common stock; (4) certain distributions to holders of our common stock of evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets; (5) distributions to holders of our common stock of cash; and (6) certain tender or exchange offers by us or one of our subsidiaries for our common stock, in each case subject to certain exceptions. See "Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments."
Voting rights

Except as specifically required by Delaware law or our Amended and Restated Certificate of Incorporation, which will include the certificate of designations for the mandatory convertible preferred stock, the holders of mandatory convertible preferred stock will have no voting rights.

Whenever dividends on shares of mandatory convertible preferred stock have not been declared and paid for six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the first original issue date of the mandatory convertible preferred stock and ending on, but excluding, January 26, 2016), whether or not consecutive, the holders of mandatory convertible preferred stock, voting together as a single class with holders of all other preferred stock of equal rank having similar voting rights, will be entitled at our next special or annual meeting of stockholders to vote for the election of a total of two additional members of our board of directors, subject to certain limitations.

We will not, without the affirmative vote or consent of holders of at least two-thirds of the outstanding shares of mandatory convertible preferred stock and all other preferred stock of equal rank having similar voting rights, voting together as a single class (1) issue, authorize or create, or increase the issued or authorized amount of, any specific class or series of stock ranking senior to the mandatory convertible preferred stock; (2) amend or alter the provisions of our Amended and Restated Certificate of Incorporation so as to authorize or create, or increase the authorized amount of, any specific class or series of stock ranking senior to the mandatory convertible preferred stock; (3) amend, alter or repeal the provisions of our Amended and Restated Certificate of Incorporation so as to adversely affect the special rights, preferences, privileges or voting powers of the mandatory convertible preferred stock; or (4) consummate a binding share exchange or reclassification involving shares of mandatory convertible preferred stock or a merger or consolidation of us with another entity unless the mandatory convertible preferred stock remains outstanding or is replaced by preference securities with terms not materially less favorable to holders, in each case subject to certain exceptions.

See "Description of Mandatory Convertible Preferred Stock—Voting Rights" and "Description of Depositary Shares—Voting the Mandatory Convertible Preferred Stock."

Ranking	The mandatory convertible preferred stock will rank with respect to dividend rights and/or rights upon our liquidation, winding-up or dissolution, as applicable:

•

senior to all of our common stock and to each other class of capital stock issued in the future unless the terms of that stock expressly provide that it ranks senior to, or on a parity with, the mandatory convertible preferred stock;

• on a parity with any class of capital stock issued in the future the terms of which expressly provide that it will rank on a parity with the mandatory convertible preferred stock;

•

junior to each class of capital stock issued in the future the terms of which expressly provide that such capital stock or preferred stock will rank senior to the mandatory convertible preferred stock; and

• junior to all of our existing and future indebtedness (including trade payables).

In addition, the mandatory convertible preferred stock, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, will be structurally subordinated to existing and future indebtedness of our subsidiaries as well as the capital stock of our subsidiaries held by third parties.

As of September 30, 2015, we had total consolidated debt of approximately $42.8 billion and no outstanding shares of preferred stock. As of September 30, 2015, as adjusted to give effect to this offering and our expected use of the net proceeds, our total consolidated debt would have been $42.3 billion.

Use of proceeds

We estimate that we will receive approximately $1,541 million from the sale of the depositary shares in this offering, after deducting the underwriting discount and our estimated expenses of the offering (or $1,773 million if the underwriters exercise their option to purchase additional depositary shares in full). We expect to use the net proceeds from the sale of the depositary shares to repay borrowings under our revolving credit facility and commercial paper debt and for general corporate purposes. See "Use of Proceeds."

Material U.S. federal tax consequences

The material U.S. federal income tax consequences of purchasing, owning and disposing of the depositary shares and any common stock received upon their conversion are described in "Material U.S. Federal Income Tax Consequences."

Listing	We intend to apply to list the depositary shares on The New York Stock Exchange under the symbol "KMI.PRA." Our common stock is listed on The New York Stock Exchange under the symbol "KMI."

Depositary, transfer agent and registrar	Computershare Trust Company, N.A. is the depositary for the depositary shares and the transfer agent and registrar for the mandatory convertible preferred stock and our common stock.
Risk factors	See "Risk Factors" beginning on page S-11 of this prospectus supplement for a discussion of risks you should carefully consider before deciding to invest in the depositary shares.

RISK FACTORS

        An investment in the depositary shares involves risks. You should consider carefully the risks described below, in addition to the other information contained or incorporated by reference in this prospectus supplement and accompanying prospectus. Specifically, please read "Risk Factors" and "Information Regarding Forward-Looking Statements" in our Annual Report on Form 10-K for the year ended December 31, 2014, and our subsequently filed Exchange Act reports. Realization of any of those risks or adverse results from any of the listed matters could have a material adverse effect on our business, financial condition, cash flows and results of operations, and you might lose all or part of your investment. Capitalized terms used but not defined in this section have the meaning set forth in "Description of Mandatory Convertible Preferred Stock."

Risks Related to the Depositary Shares and Our Mandatory Convertible Preferred Stock

You will bear the risk of a decline in the market price of our common stock between the pricing date for the depositary shares and the Mandatory Conversion Date.

        The number of shares of our common stock that you would receive upon mandatory conversion of our mandatory convertible preferred stock (and the related conversion of the depositary shares) is not fixed, but instead will depend on the Applicable Market Value, which is the Average VWAP per share of our common stock over the Final Averaging Period, which is the 20 consecutive Trading Day period beginning on, and including, the 23rd Scheduled Trading Day immediately preceding October 26, 2018. The aggregate market value of the shares of our common stock that you would receive upon mandatory conversion may be less than the aggregate Liquidation Preference of the mandatory convertible preferred stock represented by your depositary shares. Specifically, if the Applicable Market Value of our common stock is less than the Initial Price of $27.56 (which equals the closing price of our common stock on October 26, 2015), subject to certain anti-dilution adjustments, the market value of the shares of our common stock that you would receive upon mandatory conversion of each share of mandatory convertible preferred stock will be less than the $1,000 Liquidation Preference per share of mandatory convertible preferred stock (and, accordingly the market value of shares of our common stock that you would receive upon mandatory conversion of each depositary share will be less than the $50 Liquidation Preference per depositary share), and an investment in the depositary shares would result in a loss. Accordingly, you will bear the entire risk of a decline in the market price of our common stock. Any such decline could be substantial.

        In addition, because the number of shares delivered to you upon mandatory conversion will be based upon the Applicable Market Value, which is the Average VWAP per share of our common stock over the Final Averaging Period, the shares of common stock you receive upon mandatory conversion may be worth less than the shares of common stock you would have received had the Applicable Market Value been equal to the VWAP per share of our common stock on the Mandatory Conversion Date or the Average VWAP of our common stock over a different period of days.

Purchasers of the depositary shares may not realize any or all of the benefit of an increase in the market price of shares of our common stock.

        The aggregate market value of the shares of our common stock that you will receive upon mandatory conversion of each share of our mandatory convertible preferred stock (and the related conversion of the depositary shares) on the Mandatory Conversion Date will only exceed the Liquidation Preference of $1,000 per share of mandatory convertible preferred stock (and the Liquidation Preference of $50 per depositary share) if the Applicable Market Value of our common stock exceeds the Threshold Appreciation Price of approximately $32.38, subject to certain anti-dilution adjustments. The Threshold Appreciation Price represents an appreciation of approximately 17.5% over the Initial Price. If the Applicable Market Value of our common stock exceeds the Threshold

Appreciation Price, you will receive on the Mandatory Conversion Date approximately 85.1% (which percentage is equal to the Initial Price divided by the Threshold Appreciation Price) of the value of our common stock that you would have received if you had made a direct investment in our common stock on the date of this prospectus supplement. This means that the opportunity for equity appreciation provided by an investment in the depositary shares (and the underlying mandatory convertible preferred stock) is less than that provided by a direct investment in shares of our common stock.

        In addition, if the market value of our common stock appreciates and the Applicable Market Value of our common stock is equal to or greater than the Initial Price but less than or equal to the Threshold Appreciation Price, the aggregate market value of the shares of our common stock that you would receive upon mandatory conversion will only be equal to the aggregate Liquidation Preference of the mandatory convertible preferred stock (and, correspondingly, the aggregate market value of our common stock that you would receive upon the related mandatory conversion of the depositary shares will only be equal to the aggregate Liquidation Preference of the depositary shares), and you will realize no equity appreciation on our common stock.

The market price of our common stock, which may fluctuate significantly, will directly affect the market price for the depositary shares.

        We expect that, generally, the market price of our common stock will affect the market price of the depositary shares more than any other single factor. This may result in greater volatility in the market price of the depositary shares than would be expected for nonconvertible preferred stock or depositary shares representing nonconvertible preferred stock. The market price of our common stock will likely fluctuate in response to a number of factors, including our financial condition, operating results and prospects, as well as economic, financial and other factors, such as prevailing interest rates, interest rate volatility, reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, or changes in our industry and competitors and government regulations, many of which are beyond our control. For more information regarding such factors, see "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2014.

        In addition, we expect that the market price of the depositary shares will be influenced by yield and interest rates in the capital markets, the time remaining to the Mandatory Conversion Date, our creditworthiness and the occurrence of certain events affecting us that do not require an adjustment to the Fixed Conversion Rates. Fluctuations in yield rates in particular may give rise to arbitrage opportunities based upon changes in the relative values of the depositary shares and our common stock. Any such arbitrage could, in turn, affect the market prices of our common stock and the depositary shares. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the depositary shares as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the market price of the depositary shares.

Recent regulatory actions may adversely affect the trading price and liquidity of the depositary shares.

        We expect that many investors in, and potential purchasers of, the depositary shares will employ, or seek to employ, a convertible arbitrage strategy with respect to the depositary shares. Investors would typically implement such a strategy by selling short the common stock underlying the convertible securities and dynamically adjusting their short position while continuing to hold the securities. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.

        The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a "Limit Up-Limit Down" program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the depositary shares to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the depositary shares.

The Fundamental Change Conversion Rate and the payment of the Fundamental Change Dividend Make-Whole Amount upon the occurrence of certain Fundamental Changes may not adequately compensate you for the lost option value and lost dividends as a result of early conversion upon a Fundamental Change.

        If a Fundamental Change (as defined in "Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount") occurs on or prior to October 26, 2018, the Fundamental Change Conversion Rate will apply to any shares of mandatory convertible preferred stock (and, accordingly, the depositary shares) converted during the Fundamental Change Conversion Period (as defined in "Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount") unless the stock price is less than $10.00 or above $100.00 (in each case, subject to adjustment) and, with respect to those shares of mandatory convertible preferred stock (and, accordingly, those depositary shares) converted, you will also receive, among other consideration, a Fundamental Change Dividend Make-Whole Amount, subject to our right to deliver shares of common stock in lieu of all or part of such amount and subject to "Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount." The number of shares of common stock to be issued upon conversion in connection with a Fundamental Change will be determined as described in "Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount." Although the Fundamental Change Conversion Rate and the payment of the Fundamental Change Dividend Make-Whole Amount are generally designed to compensate you for the lost option value that you would suffer and lost dividends as a result of converting your depositary shares representing our mandatory convertible preferred stock upon a Fundamental Change, the Fundamental Change Conversion Rate is also designed to compensate us for the lost option value that we would suffer as a result of any such conversion. As a result, in many cases the Fundamental Change Conversion Rate will be less than the conversion rate that would apply upon mandatory conversion. The Fundamental Change Conversion Rate and Fundamental Change Dividend Make-Whole Amount are generally only an approximation of such lost option value and lost dividends and may not adequately compensate you for your actual loss. Furthermore, our obligation to deliver a number of shares of common stock, per share of the mandatory convertible preferred stock (and your corresponding right to receive a proportionate number of shares of our common stock per depositary share), equal to the Fundamental Change Conversion Rate and pay the Fundamental Change Dividend Make-Whole Amount (whether paid or delivered, as the case may be, in cash or shares of our common stock) upon a conversion during the Fundamental Change Conversion Period could be considered a penalty under state law, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The Fixed Conversion Rates of the mandatory convertible preferred stock and, in turn, the depositary shares may not be adjusted for all dilutive events that may adversely affect the market price of the depositary shares or the common stock issuable upon conversion of the mandatory convertible preferred stock.

        The Fixed Conversion Rates of the mandatory convertible preferred stock and, in turn, the depositary shares are subject to adjustment only for share subdivisions and combinations, share dividends and specified other transactions. See "Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments" for further discussion of anti-dilution adjustments. However, other events, such as employee stock option grants, offerings of our common stock or securities convertible into common stock (other than those set forth in "Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments") for cash or in connection with acquisitions, or third-party tender or exchange offers, which may adversely affect the market price of our common stock, may not result in any adjustment. Further, if any of these other events adversely affects the market price of our common stock, it may also adversely affect the market price of the depositary shares. In addition, the terms of our mandatory convertible preferred stock and the depositary shares do not restrict our ability to offer common stock or securities convertible into common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the specific interests of the holders of our mandatory convertible preferred stock or the depositary shares in engaging in any such offering or transaction.

Purchasers of the depositary shares may be adversely affected upon the issuance of a new series of preferred stock ranking equally with the mandatory convertible preferred stock represented by the depositary shares sold in this offering.

        The terms of our mandatory convertible preferred stock will not restrict our ability to offer a new series of preferred stock that ranks equally with our mandatory convertible preferred stock as to dividend payments or Liquidation Preference in the future. We have no obligation to consider the specific interests of the holders of our mandatory convertible preferred stock or the depositary shares in engaging in any such offering or transaction.

The possibility of the sale of our common stock in the future could reduce the market price of our common stock and, in turn, the depositary shares.

        In the future, we may sell shares of our common stock to raise capital or acquire interests in other companies by using a combination of cash and our common stock or just our common stock. Any of these events may dilute your ownership interest in our company and have an adverse impact on the price of our common stock and, in turn, the depositary shares. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options and upon conversion of the mandatory convertible preferred stock. Furthermore, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock and, in turn, the depositary shares. This could also impair our ability to raise additional capital through the sale of our securities.

You will have no rights with respect to our common stock until you convert your depositary shares, but you may be adversely affected by certain changes made with respect to our common stock.

        You will have no rights with respect to our common stock, including voting rights, rights to respond to common stock tender offers, if any, and rights to receive dividends or other distributions on our common stock, if any, prior to the conversion date with respect to a conversion of your depositary shares, but your investment in the depositary shares may be negatively affected by these events. Upon conversion, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the Record Date occurs on or after the conversion date. For example, in the event that an amendment is proposed to our Amended and Restated Certificate of Incorporation or our Amended

and Restated Bylaws requiring stockholder approval and the Record Date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date, you will not be entitled to vote on the amendment, unless it would adversely affect the special rights, preferences, privileges and voting powers of the mandatory convertible preferred stock, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

You will have no voting rights except under limited circumstances, and you will need to act through the depositary to exercise voting rights with respect to our mandatory convertible preferred stock.

        You do not have voting rights, except with respect to certain amendments to the terms of the mandatory convertible preferred stock, in the case of certain dividend arrearages, in certain other limited circumstances and except as specifically required by Delaware law. You will have no right to vote for any members of our board of directors except in the case of certain dividend arrearages. If dividends on any shares of the mandatory convertible preferred stock have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the first original issue date of the mandatory convertible preferred stock and ending on, but excluding, January 26, 2016), whether or not for consecutive dividend periods, the holders of shares of mandatory convertible preferred stock, voting together as a single class with holders of any and all other classes or series of our preferred stock ranking equally with the mandatory convertible preferred stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and having similar voting rights, will be entitled to vote for the election of a total of two additional members of our board of directors, subject to the terms and limitations described in "Description of Mandatory Convertible Preferred Stock—Voting Rights." Holders of depositary shares must act through the depositary to exercise any voting rights in respect of our mandatory convertible preferred stock.

Our mandatory convertible preferred stock will rank junior to all of our and our subsidiaries' liabilities, as well as the capital stock of our subsidiaries held by third parties, in the event of a bankruptcy, liquidation or winding up of our or our subsidiaries' assets.

        In the event of a bankruptcy, liquidation or winding up, our assets will be available to make payments to holders of our mandatory convertible preferred stock only after all of our liabilities have been paid. In addition, our mandatory convertible preferred stock will rank structurally junior to all existing and future liabilities of our subsidiaries, as well as the capital stock of our subsidiaries held by third parties. Your rights to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary's creditors and third party equity holders. In the event of a bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries' liabilities, to pay any amounts to the holders of our mandatory convertible preferred stock then outstanding. As of September 30, 2015, we had total consolidated debt of approximately $42.8 billion and no outstanding shares of preferred stock. As of September 30, 2015, as adjusted to give effect to this offering and our expected use of the net proceeds, our total consolidated debt would have been $42.3 billion.

Our ability to pay dividends on our mandatory convertible preferred stock may be limited.

        Our payment of dividends on our mandatory convertible preferred stock in the future will be determined by our board of directors (or an authorized committee thereof) in its sole discretion and will depend on business conditions, our financial condition, earnings and liquidity, and other factors.

        The agreements governing any future indebtedness of ours may limit our ability to pay cash dividends on our capital stock, including the mandatory convertible preferred stock. In the event that the agreements governing any such indebtedness restrict our ability to pay dividends in cash on the mandatory convertible preferred stock, we may be unable to pay dividends in cash on the mandatory convertible preferred stock unless we can refinance the amounts outstanding under such agreements.

        In addition, under Delaware law, our board of directors (or an authorized committee thereof) may declare dividends on our capital stock (whether in cash or in shares of our common stock) only to the extent of our statutory "Surplus" (which is defined as the amount equal to total assets minus total liabilities, in each case at fair market value, minus statutory capital), or if there is no such Surplus, out of our net profits for the then current and/or immediately preceding fiscal year. Further, even if we are permitted under our contractual obligations and Delaware law to pay cash dividends on the mandatory convertible preferred stock, we may not have sufficient cash to pay dividends in cash on the mandatory convertible preferred stock (and, in turn, on the depositary shares).

        If upon mandatory conversion or an early conversion at the option of a holder (other than during a Fundamental Change Conversion Period, except in limited circumstances) we have not declared all or any portion of all accumulated and unpaid dividends payable on the mandatory convertible preferred stock for specified periods, the applicable conversion rate will be adjusted so that converting holders receive an additional number of shares of common stock having a market value generally equal to the amount of such accumulated and unpaid dividends, subject to the limitations described under "Description of the Mandatory Convertible Preferred Stock—Mandatory Conversion" and "Description of the Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder." If upon an early conversion during the Fundamental Change Conversion Period we have not declared all or any portion of all accumulated and unpaid dividends payable on the mandatory convertible preferred stock for specified periods, we will pay the amount of such accumulated and unpaid dividends in cash, shares of our common stock or any combination thereof, in our sole discretion (or, in certain circumstances, make a corresponding adjustment to the conversion rate), subject to the limitations described under "Description of the Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount." In the case of mandatory conversion or conversion upon a Fundamental Change, if these limits to the adjustment of the conversion rate or the amount of such dividends payable in shares, as applicable, are reached, we will pay the shortfall in cash if we are legally permitted to do so. We will not have an obligation to pay the shortfall in cash if these limits to the adjustment of the conversion rate are reached in the case of an early conversion at the option of the holder (or in the case of an early conversion during the Fundamental Change Conversion Period, if we are required to make an adjustment to the conversion rate in respect of any accumulated and unpaid dividends).

You may be subject to tax upon an adjustment to the conversion rate of the mandatory convertible preferred stock and the depositary shares even though you do not receive a corresponding cash distribution.

        The conversion rate of the mandatory convertible preferred stock and the depositary shares is subject to adjustment in certain circumstances. Refer to "Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments." If, as a result of an adjustment (or failure to make an adjustment), your proportionate interest in our assets or earnings and profits is increased, you may be deemed to have received for U.S. federal income tax purposes a taxable dividend without the receipt of any cash or property. If you are a non-U.S. holder (as defined in "Material U.S. Federal Income Tax Consequences—Tax Consequences Applicable to Non-U.S. Holders"), such deemed dividend generally will be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty), which may be withheld from subsequent payments on the depositary shares. Refer to "Material U.S. Federal Income Tax Consequences—Tax Consequences Applicable to Non-U.S. Holders" for a further discussion of U.S. federal tax implications for non-U.S. holders.

Corporate U.S. holders of depositary shares may be unable to use the dividends-received deduction.

        Distributions paid to corporate U.S. holders (as defined below) of depositary shares will be eligible for the dividends-received deduction only to the extent we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. We cannot assure you that we will have sufficient earnings and profits to cause all distributions on depositary shares to be treated as dividends. If a distribution with respect to depositary shares fails to qualify as a dividend, corporate U.S. holders would not be eligible for the dividends-received deduction with respect to such distribution. See "Material U.S. Federal Income Tax Consequences."

Non-U.S. holders may be subject to U.S. federal income tax with respect to gain on disposition of their depositary shares or common stock.

        We believe that we are a United States real property holding corporation, or USRPHC, and likely will remain one in the future. As a result, non-U.S. holders that own (or are treated as owning under constructive ownership rules) more than a specified amount of our depositary shares or common stock during a specified time period may be subject to U.S. federal income tax on a sale, exchange, or other disposition of such depositary shares or common stock and may be required to file a U.S. federal income tax return. See "Material U.S. Federal Income Tax Consequences—Tax Consequences Applicable to Non-U.S. Holders."

An active trading market for the depositary shares does not exist and may not develop.

        The depositary shares are a new issue of securities with no established trading market. We intend to apply to list the depositary shares on The New York Stock Exchange under the symbol "KMI.PRA." Even if the depositary shares are approved for listing on The New York Stock Exchange, such listing does not guarantee that a trading market for the depositary shares will develop or, if a trading market for the depositary shares does develop, the depth or liquidity of that market or the ability of the holders to sell the depositary shares, or to sell the depositary shares at a favorable price.

 CONSOLIDATED RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS

        Our historical consolidated ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated are as follows:

	Year Ended December 31,
Nine Months Ended September 30, 2015
	2014	2013	2012	2011	2010
1.90	2.39	2.74	2.02	1.99	1.75

        In all cases, earnings are determined by adding:

  •
  income before income taxes, extraordinary items, equity income and noncontrolling interests; plus

  •
  fixed charges, amortization of capitalized interest and distributed income of equity investees; less

  •
  capitalized interest.

        In all cases, fixed charges include:

  •
  interest, including capitalized interest; plus

  •
  amortization of debt issuance costs; plus

  •
  the estimated interest portion of rental expenses.

        For the periods presented above, we had no outstanding shares of preferred stock with required dividend payments. Therefore, our consolidated ratios of earnings to combined fixed charges and preferred stock dividends are identical to our consolidated ratios of earnings to fixed charges.

 USE OF PROCEEDS

        We estimate that we will receive approximately $1,541 million from the sale of the depositary shares in this offering, after deducting the underwriting discount and our estimated expenses of the offering (or $1,773 million if the underwriters exercise their option to purchase additional depositary shares in full). We expect to use the net proceeds from the sale of the depositary shares to repay borrowings under our revolving credit facility and commercial paper debt and for general corporate purposes. As of October 23, 2015, the weighted average interest rate on the revolving credit facility borrowings was approximately 1.660% and our outstanding borrowings were approximately $175 million. As of October 23, 2015, the weighted average interest rate on the commercial paper debt that could be retired was approximately 0.832% and our outstanding commercial paper balance was approximately $443 million. Our revolving credit facility is scheduled to mature on November 26, 2019.

        Affiliates of the underwriters are lenders under our revolving credit facility and may hold our commercial paper debt and, accordingly, these entities will receive a portion of the proceeds from this offering. See "Underwriting—Conflicts of Interest."

 CAPITALIZATION

        The following table sets forth our historical consolidated capitalization as of September 30, 2015 and our consolidated capitalization as adjusted to give effect to:

  •
  the issuance of the depositary shares pursuant to this prospectus supplement; and

  •
  the use of the net proceeds from this offering as described under "Use of Proceeds" in this prospectus supplement.

        You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and notes to those financial statements that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	September 30, 2015
	Historical	As adjusted
	(Unaudited) (Dollars in millions)
Cash and cash equivalents	$179	$1,252

Notes payable and current portion of long-term debt(1)	$3,003	$2,535
Long-term debt, excluding current portion	39,775	39,775
Stockholders' equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized; 0 shares issued and outstanding, historical; 1,600,000 shares issued and outstanding, as adjusted	—	—
Class P common stock, $0.01 par value, 4,000,000,000 shares authorized; 2,227,894,462 shares issued and outstanding	22	22
Additional paid-in capital	40,062	41,603
Retained deficit	(4,242)	(4,242)
Accumulated other comprehensive loss	(328)	(328)

Total Kinder Morgan, Inc. stockholders' equity	35,514	37,055

Noncontrolling interests	328	328

Total Stockholders' equity	35,842	37,383

Total capitalization	$78,620	$79,693

(1)
As of September 30, 2015, the outstanding borrowings under our revolving credit facility were $275 million, and we had $193 million of commercial paper borrowings outstanding, which are reflected as paid down in the as adjusted amounts.

DESCRIPTION OF MANDATORY CONVERTIBLE PREFERRED STOCK

        The following description is a summary of certain terms of our 9.75% Series A Mandatory Convertible Preferred Stock, par value $0.01 per share, which we refer to in this prospectus supplement as our mandatory convertible preferred stock, but it does not purport to be complete. The following summary supplements and, to the extent that it is inconsistent, replaces the description of our preferred stock in the accompanying prospectus.

        A copy of our Amended and Restated Certificate of Incorporation, including the certificate of designations for the mandatory convertible preferred stock, and the form of mandatory convertible preferred stock share certificate are available upon request from us at the address set forth in "Where You Can Find More Information" in the accompanying prospectus. The following summary of the terms of the mandatory convertible preferred stock is subject to, and qualified in its entirety by reference to, the provisions of such documents.

        The depositary will initially be the sole holder of our mandatory convertible preferred stock. However, the holders of depositary shares will be entitled, through the depositary, to exercise the rights and preferences of the holders of our mandatory convertible preferred stock, subject to the terms of the deposit agreement and as described under "Description of Depositary Shares" below. Each depositary share represents a 1/20th interest in a share of our mandatory convertible preferred stock.

        As used in this section, the terms "Kinder Morgan," "us," "we" or "our" refer to Kinder Morgan, Inc. and not any of its subsidiaries.

General

        Under our Amended and Restated Certificate of Incorporation, our board of directors is authorized, without further stockholder action, to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share, in one or more series, with such powers, designations, preferences and relative, participating, optional and other rights and such qualifications, limitations and restrictions thereof as shall be set forth in the resolutions providing therefor. At the consummation of this offering, we will issue 1,600,000 shares of mandatory convertible preferred stock in the form of 32,000,000 depositary shares. In addition, we have granted the underwriters an option to purchase up to 240,000 additional shares of our mandatory convertible preferred stock in the form of 4,800,000 depositary shares to cover over-allotments, if any, in accordance with the procedures set forth in "Underwriting."

        When issued, the mandatory convertible preferred stock and any common stock issued upon the conversion of the mandatory convertible preferred stock will be fully paid and nonassessable. The holders of the mandatory convertible preferred stock will have no preemptive or preferential rights to purchase or subscribe to the stock, obligations, warrants or other securities of Kinder Morgan of any class. Computershare Trust Company, N.A. is the transfer agent and registrar of our common stock and will serve as transfer agent, registrar, conversion agent and dividend disbursing agent for the mandatory convertible preferred stock.

        We do not intend to list our mandatory convertible preferred stock on any securities exchange or any automated dealer quotation system, but we do intend to apply to list the depositary shares on The New York Stock Exchange as described under "Description of Depositary Shares—Listing."

Ranking

        The mandatory convertible preferred stock, with respect to dividend rights and/or rights upon our liquidation, winding-up or dissolution, as applicable, ranks:

  •
  senior to (i) our common stock and (ii) each other class of capital stock established after the original issue date of the mandatory convertible preferred stock (which we refer to as the

    "Initial Issue Date") the terms of which do not expressly provide that such class or series ranks either (x) senior to the mandatory convertible preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution or (y) on a parity with the mandatory convertible preferred stock as to dividend rights and rights upon our liquidation, winding-up or dissolution (which we refer to collectively as "Junior Stock");

  •
  on a parity with any class of capital stock established after the Initial Issue Date the terms of which expressly provide that such class or series will rank on a parity with the mandatory convertible preferred stock as to dividend rights and rights upon our liquidation, winding-up or dissolution (which we refer to collectively as "Parity Stock");

  •
  junior to each class of capital stock established after the Initial Issue Date the terms of which expressly provide that such class or series will rank senior to the mandatory convertible preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as "Senior Stock"); and

  •
  junior to our existing and future indebtedness (including trade payables).

        In addition, the mandatory convertible preferred stock, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, will be structurally subordinated to existing and future indebtedness of our subsidiaries as well as the capital stock of our subsidiaries held by third parties.

        As of September 30, 2015, we had total consolidated debt of approximately $42.8 billion and no outstanding shares of preferred stock. As of September 30, 2015, as adjusted to give effect to this offering and our expected use of the net proceeds, our total consolidated debt would have been $42.3 billion.

Dividends

        Subject to the rights of holders of any class of capital stock ranking senior to the mandatory convertible preferred stock with respect to dividends, holders of shares of mandatory convertible preferred stock will be entitled to receive, when, as and if declared by our board of directors, or an authorized committee thereof, out of funds legally available for payment, cumulative dividends at the rate per annum of 9.75% on the Liquidation Preference of $1,000 per share of mandatory convertible preferred stock (equivalent to $97.50 per annum per share), payable in cash, by delivery of shares of our common stock or through any combination of cash and shares of our common stock, as determined by us in our sole discretion (subject to the limitations described below). See "—Method of Payment of Dividends." Declared dividends on the mandatory convertible preferred stock will be payable quarterly on January 26, April 26, July 26 and October 26 of each year to, and including, October 26, 2018, commencing January 26, 2016 (each, a "Dividend Payment Date"), at such annual rate, and dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Initial Issue Date of the mandatory convertible preferred stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Declared dividends will be payable on the relevant Dividend Payment Date to holders of record as they appear on our stock register at 5:00 p.m., New York City time, on the January 11, April 11, July 11 or October 11, as the case may be, immediately preceding the relevant Dividend Payment Date (each, a "Record Date"), whether or not such holders convert their shares, or such shares are automatically converted, after a Record Date and on or prior to the immediately succeeding Dividend Payment Date. These Record Dates will apply regardless of whether a particular Record Date is a business day. A "business day" means any day other than a Saturday or Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close. If a Dividend Payment Date is not a business day, payment will be made on the next succeeding business day, without any interest or other payment in lieu of interest accruing with respect to this delay.

        A full dividend period is the period from, and including, a Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial dividend period will commence on, and include, the Initial Issue Date of our mandatory convertible preferred stock and will end on, and exclude, the January 26, 2016 Dividend Payment Date. The amount of dividends payable on each share of mandatory convertible preferred stock for each full dividend period (after the initial dividend period) will be computed by dividing the annual dividend rate by four. Dividends payable on the mandatory convertible preferred stock for the initial dividend period and any partial dividend period will be computed based upon the actual number of days elapsed during the period over a 360-day year (consisting of twelve 30-day months). Accordingly, the dividend on the mandatory convertible preferred stock for the first dividend period, assuming the Initial Issue Date is October 30, 2015, will be approximately $23.2917 per share (based on the annual dividend rate of 9.75% and a Liquidation Preference of $1,000 per share) and will be payable, when, as and if declared, on January 26, 2016. The dividend on the mandatory convertible preferred stock for each subsequent full dividend period, when, as and if declared, will be $24.375 per share (based on the annual dividend rate of 9.75% and a Liquidation Preference of $1,000 per share). Accumulated dividends will not bear interest if they are paid subsequent to the applicable Dividend Payment Date.

        No dividend will be declared or paid upon, or any sum or number of shares of common stock set apart for the payment of dividends upon, any outstanding share of the mandatory convertible preferred stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum or number of shares of common stock have been set apart for the payment of such dividends upon, all outstanding shares of mandatory convertible preferred stock.

        Our ability to declare and pay cash dividends and make other distributions with respect to our capital stock, including the mandatory convertible preferred stock, may be limited by the terms of any future indebtedness. In addition, our ability to declare and pay dividends may be limited by applicable Delaware law. See "Risk Factors—Risks Related to the Depositary Shares and Our Mandatory Convertible Preferred Stock—Our ability to pay dividends on our mandatory convertible preferred stock may be limited."

        So long as any share of the mandatory convertible preferred stock remains outstanding, no dividend or distribution shall be declared or paid on the common stock or any other shares of Junior Stock, and no common stock or other Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries unless all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum or number of shares of common stock have been set apart for the payment of such dividends upon, all outstanding shares of mandatory convertible preferred stock. The foregoing limitation shall not apply to: (i) a dividend payable on any common stock or other Junior Stock in shares of any common stock or other Junior Stock; (ii) the acquisition of shares of any common stock or other Junior Stock in exchange for shares of any common stock or other Junior Stock and the payment of cash in lieu of fractional shares; (iii) purchases of fractional interests in shares of any common stock or other Junior Stock pursuant to the conversion or exchange provisions of such shares of other Junior Stock or any securities exchangeable for or convertible into such shares of common stock or other Junior Stock; (iv) redemptions, purchases or other acquisitions of shares of common stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business, including, without limitation, the forfeiture of unvested shares of restricted stock or share withholdings upon exercise, delivery or vesting of equity awards granted to officers, directors and employees and the payment of cash in lieu of fractional shares; (v) any dividends or distributions of rights or common stock or other Junior Stock in connection with a stockholders' rights plan or any redemption or repurchase of rights pursuant to any stockholders' rights plan; (vi) the acquisition by us or any of our subsidiaries of record ownership in common stock or other Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than us or any of our subsidiaries), including as trustees or custodians, and the payment of cash in lieu of fractional shares; and (vii) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock and the payment of cash in lieu of fractional shares.

        When dividends on shares of the mandatory convertible preferred stock have not been paid in full on any Dividend Payment Date or declared and a sum or number of shares of common stock sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable Record Date, no dividends may be declared or paid on any Parity Stock unless dividends are declared on the mandatory convertible preferred stock such that the respective amounts of such dividends declared on the mandatory convertible preferred stock and each such other class or series of Parity Stock shall bear the same ratio to each other as all accumulated and unpaid dividends per share on the shares of the mandatory convertible preferred stock and such class or series of Parity Stock (subject to their having been declared by the board of directors, or an authorized committee thereof, out of legally available funds) bear to each other, in proportion to their respective Liquidation Preferences; provided that any unpaid dividends will continue to accumulate.

        Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the board of directors, or an authorized committee thereof, may be declared and paid on any securities, including common stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of the mandatory convertible preferred stock shall not be entitled to participate in any such dividends.

        If we (or an applicable withholding agent) are required to withhold on distributions of common stock to a beneficial owner of depositary shares (see "Material U.S. Federal Income Tax Consequences") and pay the applicable withholding taxes, we may, at our option, or an applicable withholding agent may, withhold such taxes from payments of cash or shares of common stock payable to such beneficial owner.

Method of Payment of Dividends

        Subject to the limitations described below, we may pay any declared dividend (or any portion of any declared dividend) on the mandatory convertible preferred stock (whether or not for a current dividend period or any prior dividend period), determined in our sole discretion:

  •
  in cash;

  •
  by delivery of shares of our common stock (or, as described below, Units of Exchange Property); or

  •
  through any combination of cash and shares of our common stock.

        We will make each payment of a declared dividend on the mandatory convertible preferred stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our common stock. We will give the holders of the mandatory convertible preferred stock notice of any such election, and the portion of such payment that will be made in cash and the portion that will be made in common stock, on the date we declare such dividend and in any event no later than 10 Scheduled Trading Days (as defined below) prior to the Dividend Payment Date for such dividend.

        If we elect to make any such payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at the Average VWAP per share (as defined below) of our common stock over the five consecutive Trading Day period ending on the second Trading Day immediately preceding the applicable Dividend Payment Date (the "Five-Day Average Price"), multiplied by 99%.

        No fractional shares of common stock will be delivered to the holders of the mandatory convertible preferred stock in respect of dividends. We will instead pay a cash adjustment to each holder that would otherwise be entitled to a fraction of a share of common stock based on the Five-Day Average Price.

        To the extent a shelf registration statement is required in our reasonable judgment in connection with the issuance of or for resales of common stock issued as payment of a dividend, including dividends paid in connection with a conversion, we will, to the extent such a registration statement is not currently filed and effective, use our commercially reasonable efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such shares of common stock have been resold thereunder and such time as all such shares are freely tradable without registration by holders thereof that are not "affiliates" of ours for purposes of the Securities Act. To the extent applicable, we will also use our commercially reasonable efforts to have the shares of common stock qualified or registered under applicable state securities laws, if required, and approved for listing on The New York Stock Exchange (or if our common stock is not listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed).

        Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered in connection with any declared dividend exceed a number equal to the total dividend payment divided by $9.65, which amount represents approximately 35% of the Initial Price (as defined below), subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each fixed conversion rate as set forth below in "—Anti-dilution Adjustments" (such dollar amount, as adjusted, the "Floor Price"). To the extent that the amount of the declared dividend as to which we have elected to deliver shares of common stock in lieu of cash exceeds the product of the number of shares of common stock delivered in connection with such declared dividend and 99% of the Five-Day Average Price, we will, if we are legally able to do so, notwithstanding any notice by us to the contrary, pay such excess amount in cash.

No Redemption

        The mandatory convertible preferred stock will not be redeemable. However, at our option, we may purchase the mandatory convertible preferred stock or depositary shares from time to time in the open market, by tender offer or otherwise.

Liquidation Preference

        In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of mandatory convertible preferred stock will be entitled to receive a Liquidation Preference in the amount of $1,000 per share of the mandatory convertible preferred stock (the "Liquidation Preference"), plus an amount equal to accumulated and unpaid dividends on the shares to, but excluding, the date fixed for liquidation, winding-up or dissolution to be paid out of our assets available for distribution to our stockholders, after satisfaction of liabilities to our creditors and holders of any Senior Stock and before any payment or distribution is made to holders of Junior Stock (including our common stock). If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the Liquidation Preference, plus an amount equal to accumulated and unpaid dividends of the mandatory convertible preferred stock and all Parity Stock are not paid in full, the holders of the mandatory convertible preferred stock and any Parity Stock will share equally and ratably in any distribution of our assets in proportion to the respective Liquidation Preferences and amounts equal to accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the Liquidation Preference and an amount equal to accumulated and unpaid dividends to which they are entitled, the holders of the mandatory convertible preferred stock will have no right or claim to any of our remaining assets.

        Neither the sale of all or substantially all of our assets or business (other than in connection with our liquidation, winding-up or dissolution), nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

        The certificate of designations for our mandatory convertible preferred stock does not contain any provision requiring funds to be set aside to protect the Liquidation Preference of the mandatory convertible preferred stock even though it is substantially in excess of the par value thereof.

Voting Rights

        The holders of the mandatory convertible preferred stock do not have voting rights other than those described below, except as specifically required by Delaware law.

        Whenever dividends on any shares of mandatory convertible preferred stock have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the Initial Issue Date and ending on, but excluding, January 26, 2016), whether or not for consecutive dividend periods (such occurrence after six or more dividend periods, a "Nonpayment"), the holders of such shares of mandatory convertible preferred stock, voting together as a single class with holders of any and all other series of Voting Preferred Stock (as defined below) then outstanding, will be entitled at our next special or annual meeting of stockholders to vote for the election of a total of two additional members of our board of directors (the "Preferred Stock Directors"); provided that the election of any such directors will not cause us to violate the corporate governance requirements of The New York Stock Exchange (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; and provided further that our board of directors shall at no time include more than two Preferred Stock Directors. In the event of a Nonpayment, we will increase the number of directors on our board of directors by two, and the new directors will be elected at the next annual meeting of our stockholders so long as such meeting is no more than 90 and no less than 30 calendar days before the date fixed for the next annual meeting of our stockholders, failing which election shall be held at such next annual or special meeting of stockholders, or a special meeting of preferred stockholders called by our board of directors at the request of the holders of at least 20% of the shares of mandatory convertible preferred stock or of any other series of Voting Preferred Stock (provided that such request is received at least 90 calendar days before the date fixed for such special meeting of the preferred stockholders), and at each subsequent annual meeting, so long as the holders of mandatory convertible preferred stock continue to have such voting rights.

        As used in this prospectus supplement, "Voting Preferred Stock" means any other class or series of our preferred stock ranking equally with the mandatory convertible preferred stock as to dividends and the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable. Whether a plurality, majority or other portion of the mandatory convertible preferred stock and any other Voting Preferred Stock have been voted in favor of any matter shall be determined by reference to the respective Liquidation Preference amounts of the mandatory convertible preferred stock and such other Voting Preferred Stock voted.

        If and when all accumulated and unpaid dividends have been paid in full, or declared and a sum sufficient for such payment shall have been set aside (a "Nonpayment Remedy"), the holders of mandatory convertible preferred stock shall immediately and, without any further action by us, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent Nonpayment. If such voting rights for the holders of mandatory convertible preferred stock and all other holders of Voting Preferred Stock have terminated, the term of office of each preferred stock director so elected will terminate at such time and the number of directors on our board of directors shall automatically decrease by two.

        Any preferred stock director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of mandatory convertible preferred stock and any other shares of Voting Preferred Stock then outstanding (voting together as a class) when they have the voting rights described above. In the event that a Nonpayment shall have occurred and there shall not have been a Nonpayment Remedy, any vacancy in the office of a preferred stock director (other than prior to the initial election after a Nonpayment) may be filled by the written consent of the preferred stock director remaining in office or, if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of mandatory convertible preferred stock and any other shares of Voting Preferred Stock then outstanding (voting together as a class) when they have the voting rights described above; provided that the filling of each vacancy will not cause us to violate the corporate governance requirements of The New York Stock Exchange (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors.

        So long as any shares of mandatory convertible preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of mandatory convertible preferred stock given in person or by proxy, either in writing or at a meeting:

  •
  issue, authorize or create, or increase the issued or authorized amount of, any specific class or series of Senior Stock; or

  •
  amend or alter the provisions of our Amended and Restated Certificate of Incorporation or the certificate of designations for the shares of mandatory convertible preferred stock so as to authorize or create, or increase the authorized amount of, any specific class or series of Senior Stock; or

  •
  amend, alter or repeal the provisions of our Amended and Restated Certificate of Incorporation or the certificate of designations for the shares of mandatory convertible preferred stock so as to adversely affect the special rights, preferences, privileges or voting powers of the shares of mandatory convertible preferred stock; or

  •
  consummate a binding share exchange or reclassification involving the shares of mandatory convertible preferred stock or a merger or consolidation of us with another entity, unless in each case: (i) shares of mandatory convertible preferred stock remain outstanding and are not amended in any respect or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent; and (ii) such shares of mandatory convertible preferred stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the mandatory convertible preferred stock immediately prior to such consummation, taken as a whole (and, for the avoidance of doubt, such new preference security becoming convertible into Exchange Property as set forth under "—Recapitalizations, Reclassifications and Changes in our Common Stock" will not be considered less favorable to the holders of the mandatory convertible preferred stock);

provided, however, that (1) any increase in the amount of our authorized but unissued shares of preferred stock, (2) any increase in the authorized or issued shares of mandatory convertible preferred stock and (3) the creation and issuance, or an increase in the authorized or issued amount, of any other series of Parity Stock or Junior Stock will be deemed not to adversely affect the special rights, preferences, privileges or voting powers of the mandatory convertible preferred stock and shall not require the affirmative vote or consent of holders of the mandatory convertible preferred stock.

        Without the consent of the holders of the mandatory convertible preferred stock, we may amend, alter, supplement, or repeal any terms of the mandatory convertible preferred stock by amending or supplementing our certificate of incorporation, the certificate of designations or any certificate representing the mandatory convertible preferred stock for the following purposes:

  •
  to cure any ambiguity, omission, inconsistency or mistake in any such agreement or instrument;

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  to make any provision with respect to matters or questions relating to the mandatory convertible preferred stock that is not inconsistent with the provisions of the certificate of designations for the mandatory convertible preferred stock and that does not adversely affect the rights of any holder of the mandatory convertible preferred stock; or

  •
  to make any other change that does not adversely affect the rights of any holder of the mandatory convertible preferred stock (other than any holder that consents to such change).

        In addition, without the consent of the holders of the mandatory convertible preferred stock, we may amend, alter, supplement or repeal any terms of the mandatory convertible preferred stock to conform the terms of the mandatory convertible preferred stock to the description thereof in the accompanying prospectus as supplemented and/or amended by this "Description of Mandatory Convertible Preferred Stock" section of the preliminary prospectus supplement for the mandatory convertible preferred stock, as further supplemented and/or amended by the related pricing term sheet.

Mandatory Conversion

        Each outstanding share of the mandatory convertible preferred stock, unless previously converted, will automatically convert on the Mandatory Conversion Date, into a number of shares of common stock equal to the conversion rate described below. If we declare a dividend for the dividend period ending on October 26, 2018, we will pay such dividend to the holders of record as of the applicable Record Date, as described above under "—Dividends." If on or prior to October 15, 2018 we have not declared all or any portion of all accumulated and unpaid dividends on the mandatory convertible preferred stock, the conversion rate will be adjusted so that holders receive an additional number of shares of common stock equal to the amount of accumulated and unpaid dividends that have not been declared (the "Additional Conversion Amount"), divided by the greater of (i) the Floor Price and (ii) 99% of the Five-Day Average Price. To the extent that the Additional Conversion Amount exceeds the product of such number of additional shares and 99% of the Five-Day Average Price, we will, if we are legally able to do so, declare and pay such excess amount in cash pro rata to the holders of the mandatory convertible preferred stock.

        The conversion rate, which is the number of shares of common stock issuable upon conversion of each share of mandatory convertible preferred stock on the Mandatory Conversion Date (excluding shares of common stock issued in respect of accrued and unpaid dividends, if any), will be as follows:

  •
  if the Applicable Market Value of our common stock is greater than the "Threshold Appreciation Price," which equals $1,000 divided by the Minimum Conversion Rate (as defined below), which quotient is equal to approximately $32.38 and which represents an approximately 17.5% appreciation over the Initial Price, then the conversion rate will be 30.8800 shares of common stock per share of mandatory convertible preferred stock (the "Minimum Conversion Rate");

  •
  if the Applicable Market Value of our common stock is less than or equal to the Threshold Appreciation Price but equal to or greater than the "Initial Price," which equals $1,000 divided by the Maximum Conversion Rate (as defined below), which quotient is equal to approximately $27.56 (the closing price of our common stock on October 26, 2015), then the conversion rate will be equal to $1,000 divided by the Applicable Market Value of our common stock, rounded to the nearest ten thousandth of a share; or

  •
  if the Applicable Market Value of our common stock is less than the Initial Price, then the conversion rate will be 36.2840 shares of common stock per share of mandatory convertible preferred stock (the "Maximum Conversion Rate").

        We refer to the Minimum Conversion Rate and the Maximum Conversion Rate collectively as the "Fixed Conversion Rates." The Fixed Conversion Rates, the Initial Price, the Threshold Appreciation Price and the Applicable Market Value are each subject to adjustment as described in "—Anti-dilution Adjustments" below.

  Hypothetical conversion values upon mandatory conversion

        For illustrative purposes only, the following table shows the number of shares of our common stock that a holder of our mandatory convertible preferred stock would receive upon mandatory conversion of one share of mandatory convertible preferred stock at various Applicable Market Values for our common stock. The table assumes that there will be no conversion adjustments as described below in "—Anti-dilution Adjustments" and that dividends on the shares of mandatory convertible preferred stock will be declared and paid in cash. The actual Applicable Market Value of shares of our common stock may differ from those set forth in the table below. Given an Initial Price of $27.56 and a Threshold Appreciation Price of approximately $32.38, a holder of our mandatory convertible preferred stock would receive on the Mandatory Conversion Date the number of shares of our common stock per share of our mandatory convertible preferred stock set forth below:

Applicable Market Value of Our Common Stock	Number of Shares of Our Common Stock to Be Received Upon Conversion	Conversion Value (Applicable Market Value multiplied by the Number of Shares of Our Common Stock to Be Received Upon Conversion)
$ 10.00	36.2840	$362.84
$ 15.00	36.2840	544.26
$ 20.00	36.2840	725.68
$ 25.00	36.2840	907.10
$ 27.56	36.2840	999.99
$ 30.00	33.3333	1,000.00
$ 32.39	30.8800	1,000.20
$ 35.00	30.8800	1,080.80
$ 40.00	30.8800	1,235.20
$ 50.00	30.8800	1,544.00
$ 75.00	30.8800	2,316.00
$100.00	30.8800	3,088.00

        Accordingly, if the Applicable Market Value of our common stock is greater than the Threshold Appreciation Price, the aggregate market value of our common stock delivered upon conversion of each share of the mandatory convertible preferred stock will be greater than the $1,000 Liquidation Preference of the share of the mandatory convertible preferred stock, assuming that the market price of our common stock on the Mandatory Conversion Date is the same as the Applicable Market Value of our common stock. If the Applicable Market Value for our common stock is equal to or greater than the Initial Price and equal to or less than the Threshold Appreciation Price, the aggregate market value of our common stock delivered upon conversion of each share of the mandatory convertible preferred stock will be equal to the $1,000 Liquidation Preference of the share of the mandatory convertible preferred stock, assuming that the market price of our common stock on the Mandatory Conversion Date is the same as the Applicable Market Value of our common stock. If the Applicable Market

Value of our common stock is less than the Initial Price, the aggregate market value of our common stock delivered upon conversion of each share of the mandatory convertible preferred stock will be less than the $1,000 Liquidation Preference of the share of the mandatory convertible preferred stock, assuming that the market price of our common stock on the Mandatory Conversion Date is the same as the Applicable Market Value of our common stock.

Definitions

        "Applicable Market Value" means the Average VWAP per share of our common stock over the Final Averaging Period.

        "Final Averaging Period" means the 20 consecutive Trading Day period beginning on, and including, the 23rd Scheduled Trading Day immediately preceding October 26, 2018.

        "Mandatory Conversion Date" means the third business day immediately following the last Trading Day of the Final Averaging Period. The Mandatory Conversion Date is expected to be October 26, 2018.

        "Market Disruption Event" means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

        A "Scheduled Trading Day" is any day that is scheduled to be a Trading Day.

        "Trading Day" means a day on which (i) there is no "Market Disruption Event" (as defined below) and (ii) trading in our common stock generally occurs on The New York Stock Exchange or, if our common stock is not then listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, Trading Day means a "business day."

        "VWAP" per share of our common stock on any Trading Day means the per share volume-weighted average price as displayed on Bloomberg page "KMI <Equity> AQR" (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day; or, if such price is not available, VWAP means the market value per share of our common stock on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. The "Average VWAP" per share over a certain period means the arithmetic average of the VWAP per share for each Trading Day in such period.

Conversion at the Option of the Holder

        Other than during a Fundamental Change Conversion Period (as defined below in "—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount"), holders have the right to convert their shares of mandatory convertible preferred stock, in whole or in part (but in no event less than one share of mandatory convertible preferred stock), at any time prior to October 26, 2018, into shares of our common stock at the Minimum Conversion Rate, subject to adjustment as described in "—Anti-dilution Adjustments" below.

        If as of the Effective Date of any early conversion (the "Early Conversion Date"), we have not declared all or any portion of all accumulated and unpaid dividends for all full dividend periods ending on the Dividend Payment Date prior to such Early Conversion Date, the conversion rate will be adjusted so that converting holders receive an additional number of shares of common stock equal to such amount of accumulated and unpaid dividends that have not been declared for such full dividend periods (the "Early Conversion Additional Conversion Amount"), divided by the greater of (i) the Floor Price and (ii) the Average VWAP per share of our common stock over the 20 consecutive Trading Day period ending on, and including, the third Trading Day immediately preceding such Early Conversion Date (the "Early Conversion Average Price"). To the extent that the early conversion Additional Conversion Amount exceeds the product of such number of additional shares and the Early Conversion Average Price, we will not have any obligation to pay the shortfall in cash.

        Except as described in the immediately preceding paragraph, upon any optional conversion of any shares of the mandatory convertible preferred stock pursuant to this "—Conversion at the Option of the Holder" section, we will make no payment or allowance for unpaid dividends on such shares of the mandatory convertible preferred stock, unless such Early Conversion Date occurs after the Record Date for a declared dividend and on or prior to the immediately succeeding Dividend Payment Date, in which case such dividend will be paid on such Dividend Payment Date to the holder of record of the converted shares as of such Record Date, as described in "—Dividends."

Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount

  General

        If a Fundamental Change (as defined below) occurs on or prior to October 26, 2018, holders will have the right (the "Fundamental Change Early Conversion Right") to: (i) convert their shares of mandatory convertible preferred stock, in whole or in part (but in no event less than one share of mandatory convertible preferred stock), into shares of common stock (or Units of Exchange Property as described below) at the Fundamental Change Conversion Rate described below; (ii) with respect to such converted shares of mandatory convertible preferred stock, receive an amount equal to the present value, calculated using a discount rate of 4.25% per annum, of all dividend payments on such shares for all remaining full dividend periods beginning on the Dividend Payment Date immediately following the Effective Date of the Fundamental Change and for the partial dividend period from, and including, the Effective Date to, but excluding, the next Dividend Payment Date (the "Fundamental Change Dividend Make-Whole Amount"); and (iii) with respect to such converted shares of mandatory convertible preferred stock, receive an amount equal to, as of the Effective Date of the Fundamental Change, the sum of any accumulated and unpaid dividends for any dividend period ending prior to the Effective Date of the Fundamental Change and any accumulated dividends for the partial dividend period, if any, from, and including, the Dividend Payment Date immediately preceding the Effective Date to, but excluding, the Effective Date (such sum, the "Accumulated Dividend Amount" and clauses (ii) and (iii), the "Make-Whole Dividend Amounts"), in the case of clauses (ii) and (iii), subject to our right to deliver shares of our common stock in lieu of all or part of such amounts as described under "—Make-whole dividend amounts" below; provided that, if the Effective Date or the conversion date falls after the Record Date for a declared dividend and prior to the next Dividend Payment Date, such dividend will be paid on such Dividend Payment Date to the holders as of such Record Date, as described in "—Dividends," and will not be included in the Accumulated Dividend Amount, and the Fundamental Change Dividend Make-Whole Amount will not include the present value of the payment of such dividend.

        To exercise the Fundamental Change Early Conversion Right, holders must submit their shares of the mandatory convertible preferred stock for conversion at any time during the period (the "Fundamental Change Conversion Period") beginning on, and including, the Effective Date of such Fundamental Change (the "Effective Date") and ending at 5:00 p.m., New York City time, on the date that is 20 calendar days after the Effective Date (or, if later, the date that is 20 calendar days after holders receive notice of such Fundamental Change, but in no event later than October 26, 2018). Holders of mandatory convertible preferred stock who submit their shares for conversion during the Fundamental Change Conversion Period will have such shares converted at the conversion rate specified in the table below (the "Fundamental Change Conversion Rate") and will be entitled to receive the Make-Whole Dividend Amounts, if any. Holders of mandatory convertible preferred stock who do not submit their shares for conversion during the Fundamental Change Conversion Period will not be entitled to convert their shares of mandatory convertible preferred stock at the Fundamental Change Conversion Rate or to receive the Make-Whole Dividend Amounts.

        We will notify holders of the Effective Date of a Fundamental Change no later than the second business day following our becoming aware of such Effective Date.

        A "Fundamental Change" will be deemed to have occurred, at any time after the Initial Issue Date of the mandatory convertible preferred stock, if any of the following occurs:

  (1)
  a "person" or "group" within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly owned subsidiaries and our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity or we otherwise become aware of such beneficial ownership;

  (2)
  the consummation of (A) any recapitalization, reclassification or change of our common stock (other than a change only in par value, from par value to no par value or from no par value to par value, or changes resulting from a subdivision or combination of our common stock) as a result of which our common stock would be converted into, would be exchanged for, or would represent solely the right to receive, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into, will be exchanged for, or will represent solely the right to receive, stock, other securities, other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly-owned subsidiaries; or

  (3)
  our common stock (or other exchange property) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

        However, a transaction or transactions described above will not constitute a Fundamental Change if at least 90% of the consideration received or to be received by all of our common shareholders (excluding cash payments for fractional shares or pursuant to dissenters' appraisal rights) in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors), or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and as a result of such transaction or transactions the mandatory convertible preferred stock becomes convertible into or exchangeable for such consideration (and cash in lieu of fractional shares).

        If any transaction in which our common stock is replaced by the securities of another entity occurs, following completion of any related Fundamental Change period (or, if none, on the Effective Date of such transaction), references to us in the definition of "Fundamental Change" above shall instead be references to such other entity.

  Fundamental change conversion rate

        The Fundamental Change Conversion Rate will be determined by reference to the table below and is based on the Effective Date of the transaction and the price (the "stock price") paid (or deemed paid) per share of our common stock in such transaction. If all holders of our common stock receive only cash in exchange for their common stock in the Fundamental Change, the stock price shall be the cash amount paid per share. Otherwise the stock price shall be the Average VWAP per share of our common stock over the five consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the relevant Effective Date.

        The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the Fixed Conversion Rates of our mandatory convertible preferred stock are adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Minimum Conversion Rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the Minimum Conversion Rate as so adjusted. Each of the Fundamental Change Conversion Rates in the table will be subject to adjustment in the same manner and at the same time as each fixed conversion rate as set forth in "—Anti-dilution Adjustments."

        The following table sets forth the Fundamental Change Conversion Rate per share of mandatory convertible preferred stock for each stock price and Effective Date set forth below.

	Stock Price on Effective Date
Effective Date	$10.00	$15.00	$20.00	$25.00	$27.56	$30.00	$32.38	$35.00	$40.00	$50.00	$75.00	$100.00
October 30, 2015	20.0080	24.0520	25.6080	25.7800	25.6780	25.5840	25.5440	25.5740	25.8300	26.7080	28.3280	29.0280
October 26, 2016	24.3680	27.5920	28.6540	28.3560	28.0080	27.7060	27.4940	27.3820	27.4640	28.1140	29.2080	29.6440
October 26, 2017	29.7380	31.7000	32.2780	31.5020	30.7980	30.1540	29.6660	29.3440	29.2160	29.5720	30.0540	30.2580
October 26, 2018	36.2840	36.2840	36.2840	36.2840	36.2840	33.3340	30.8800	30.8800	30.8800	30.8800	30.8800	30.8800

        The exact stock price and Effective Dates may not be set forth in the table, in which case:

  •
  if the stock price is between two stock prices on the table or the Effective Date is between two Effective Dates on the table, the Fundamental Change Conversion Rate will be determined by straight-line interpolation between the Fundamental Change Conversion Rates set forth for the higher and lower stock prices and the earlier and later Effective Dates, as applicable, based on a 365- or 366-day year, as applicable;

  •
  if the stock price is in excess of $100.00 per share (subject to adjustment in the same manner as the column headings of the table above), then the Fundamental Change Conversion Rate will be the Minimum Conversion Rate, subject to adjustment; and

  •
  if the stock price is less than $10.00 per share (subject to adjustment in the same manner as the column headings of the table above), then the Fundamental Change Conversion Rate will be the Maximum Conversion Rate, subject to adjustment.

  Make-whole dividend amounts

        For any shares of mandatory convertible preferred stock that are converted during the Fundamental Change Conversion Period, subject to the limitations described below, we may pay the Make-Whole Dividend Amounts, determined in our sole discretion:

  •
  in cash;

  •
  by delivery of shares of our common stock; or

  •
  through any combination of cash and shares of our common stock.

        We will pay the Make-Whole Dividend Amounts in cash, except to the extent we elect on or prior to the second business day following the Effective Date of a Fundamental Change to make all or any portion of such payments in shares of our common stock. If we elect to make any such payment, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at 99% of the common stock price.

        No fractional shares of common stock will be delivered to the holders of the mandatory convertible preferred stock in respect of the Make-Whole Dividend Amounts. We will instead pay a cash adjustment to each converting holder that would otherwise be entitled to a fraction of a share of common stock based on the Average VWAP per share of our common stock over the five consecutive Trading Day period ending on, and including, the second Trading Day immediately preceding the conversion date.

        Notwithstanding the foregoing, with respect to any conversion of mandatory convertible preferred stock, in no event will the number of shares of our common stock that we deliver instead of paying all or any portion of the Make-Whole Dividend Amounts in cash exceed a number equal to the sum of such Make-Whole Dividend Amounts, divided by the greater of (i) the Floor Price and (ii) 99% of the stock price. To the extent that the sum of such Make-Whole Dividend Amounts exceeds the product of the number of shares of common stock delivered in respect of such Make-Whole Dividend Amounts and 99% of the stock price, we will, if we are legally able to do so, notwithstanding any notice by us to the contrary, pay such excess amount in cash.

        In addition, if we are prohibited from paying or delivering, as the case may be, the Make-Whole Dividend Amounts (whether in cash or in shares of our common stock), in whole or in part, due to limitations of applicable Delaware law, the Fundamental Change Conversion Rate will instead be increased by a number of shares of common stock equal to the cash amount of the aggregate unpaid and undelivered Make-Whole Dividend Amounts, divided by the greater of (i) the Floor Price and (ii) 99% of the stock price for the relevant Fundamental Change. To the extent that the cash amount of the aggregate unpaid and undelivered Make-Whole Dividend Amounts exceeds the product of such number of additional shares and 99% of the stock price for the relevant Fundamental Change, we will not have any obligation to pay the shortfall in cash.

        Not later than the second business day following the Effective Date of a Fundamental Change, we will notify holders of:

  •
  the Fundamental Change Conversion Rate;

  •
  the Fundamental Change Dividend Make-Whole Amount and whether we will pay such amount, or any portion thereof, in shares of our common stock and, if applicable, the portion of such amount that will be paid in common stock; and

  •
  the Accumulated Dividend Amount and whether we will pay such amount, or any portion thereof, in shares of our common stock and, if applicable, the portion of such amount that will be paid in common stock.

        Our obligation to deliver shares at the Fundamental Change Conversion Rate and pay the Fundamental Change Dividend Make-Whole Amount could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion Procedures

  Upon mandatory conversion

        Any outstanding shares of mandatory convertible preferred stock will automatically convert into shares of common stock on the Mandatory Conversion Date. The person or persons entitled to receive the shares of common stock issuable upon mandatory conversion of the mandatory convertible preferred stock will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the Mandatory Conversion Date. Except as provided in "—Anti-dilution Adjustments," prior to 5:00 p.m., New York City time, on the Mandatory Conversion Date, the shares of common stock issuable upon conversion of the mandatory convertible preferred stock will not be deemed to be outstanding for any purpose and holders of the mandatory convertible preferred stock will have no rights with respect to such shares of common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the mandatory convertible preferred stock.

  Upon early conversion

        If a holder elects to convert its shares of mandatory convertible preferred stock prior to October 26, 2018, in the manner described in "—Conversion at the Option of the Holder" or "—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount," such holder must observe the following conversion procedures:

        If such holder holds a beneficial interest in a global share of mandatory convertible preferred stock, to convert its shares of mandatory convertible preferred stock, such holder must deliver to The Depository Trust Company ("DTC") the appropriate instruction form for conversion pursuant to DTC's conversion program and, if such holder's shares of mandatory convertible preferred stock are held in certificated form, such holder must comply with certain procedures set forth in the certificate of designations.

        The conversion date will be the date on which the converting holder has satisfied the foregoing requirements. A holder that converts its shares of mandatory convertible preferred stock will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if such holder exercises its conversion rights, except that such holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the name of such holder. Shares of common stock will be issued and delivered only after all applicable taxes and duties, if any, payable by the converting holder have been paid in full and will be issued on the later of the third business day immediately succeeding the conversion date and the business day after such holder has paid in full all applicable taxes and duties, if any.

        The person or persons entitled to receive the shares of common stock issuable upon conversion of the mandatory convertible preferred stock will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the applicable conversion date. Prior to 5:00 p.m., New York City time, on the applicable conversion date, the shares of common stock issuable upon conversion of the mandatory convertible preferred stock will not be deemed to be outstanding for any purpose and a holder of shares of the mandatory convertible preferred stock will have no rights with respect to such shares of common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the mandatory convertible preferred stock.

  Fractional shares

        No fractional shares of common stock will be issued to holders of our mandatory convertible preferred stock upon conversion. In lieu of any fractional shares of common stock otherwise issuable in respect of the aggregate number of shares of our mandatory convertible preferred stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the Average VWAP per share of our common stock over the five consecutive Trading Day period ending on, and including, the second Trading Day immediately preceding the relevant conversion date.

        If more than one share of our mandatory convertible preferred stock is surrendered for conversion at one time by or for the same holder, the number of shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of our mandatory convertible preferred stock so surrendered.

Anti-dilution Adjustments

        Each fixed conversion rate will be adjusted if:

  (1)
  We issue common stock to all or substantially all holders of our common stock as a dividend or other distribution, or if we effect a subdivision or combination (including, without limitation, a reverse stock split) of our common stock, each fixed conversion rate will be adjusted based on the following formula:

    CR1 = CR0 × (OS1 / OS0)

    where,

CR0	=	the fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the Record Date (as defined below) for such dividend or distribution or immediately prior to 9:00 a.m., New York City time, on the Effective Date for such subdivision or combination, as the case may be;
CR1	=	the fixed conversion rate in effect immediately after 5:00 p.m., New York City time, on such Record Date or immediately after 9:00 a.m., New York City time, on such Effective Date, as the case may be;
OS0	=
the number of shares of our common stock outstanding immediately prior to 5:00 p.m., New York City time, on such Record Date or immediately prior to 9:00 a.m., New York City time, on such Effective Date, as the case may be (and prior to giving effect to such event); and
OS1	=	the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such dividend, distribution, subdivision or combination.

    Any adjustment made under this clause (1) will become effective immediately after 5:00 p.m., New York City time, on the Record Date for such dividend or distribution, or immediately after 9:00 a.m., New York City time, on the Effective Date for such subdivision or combination, as the case may be. If any dividend, distribution, subdivision or combination of the type described in this clause (1) is declared but not so paid or made, each fixed conversion rate will be immediately readjusted, effective as of the earlier of (a) the date our board of directors or a duly authorized committee thereof determines not to pay or make such dividend, distribution, subdivision or combination and (b) the date the dividend or distribution was to be paid or the date the subdivision or combination was to have been effective, to the fixed conversion rate that would then be in effect if such dividend, distribution, subdivision or combination had not been declared. For the purposes of this clause (1), the number of shares of common stock outstanding at 5:00 p.m., New York City time, on the Record Date shall not include shares held in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of common stock. We will not pay any dividend or make any distribution on shares of common stock held in treasury.

  (2)
  A Record Date occurs in respect of an issuance to all or substantially all holders of our common stock of any rights, options or warrants (other than rights, options or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them for a period expiring 45 days or less from the date of issuance of such rights, options or warrants to subscribe for or purchase shares of our common stock at less than the "Current Market Price" (as defined below), each fixed conversion rate will be increased based on the following formula:

    CR1 = CR0 × (OS0 + X) / (OS0 + Y)

    where,

CR0	=	the fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the Record Date for such issuance;
CR1	=	the fixed conversion rate in effect immediately after 5:00 p.m., New York City time, on such Record Date;
OS0	=	the number of shares of our common stock outstanding immediately prior to 5:00 p.m., New York City time, on such Record Date;
X	=	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and
Y	=
the aggregate price payable to exercise such rights, options or warrants, divided by the Average VWAP per share of our common stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement for such issuance.

    Any increase in the Fixed Conversion Rates made pursuant to this clause (2) will become effective immediately after 5:00 p.m., New York City time, on the Record Date for such issuance. To the extent such rights, options or warrants are not exercised prior to their expiration or termination, each fixed conversion rate will be decreased, effective as of the date of such expiration or termination, to the fixed conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, each fixed conversion rate will be decreased, effective as of the earlier of (a) the date our board of directors or a duly authorized committee thereof determines not to issue such rights, options or warrants and (b) the date such rights, options or warrants were to have been issued, to the fixed conversion rate that would then be in effect if such Record Date for such issuance had not occurred.

    For purposes of this clause (2), in determining whether any rights, options or warrants entitle the holders thereof to subscribe for or purchase shares of our common stock at less than the Current Market Price, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration we receive for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be determined by our board of directors or a duly authorized committee thereof. For the purposes of this clause (2), the number of shares of common stock at the time outstanding shall not include shares held in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of common stock. We will not issue any such rights, options or warrants in respect of shares of common stock held in treasury.

  (3)
  A Record Date occurs for a distribution to all or substantially all holders of our common stock of evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets, excluding:

  •
  any dividend or distribution as to which an adjustment was effected under clause (1) above;

  •
  any rights, options or warrants as to which an adjustment was effected under clause (2) above;

  •
  any dividend or distribution as to which an adjustment was effected under clause (4) below; and

  •
  any spin-off as to which an adjustment was effected under this clause (3).

    then each fixed conversion rate will be increased based on the following formula:

    CR1 = CR0 × SP0 / (SP0-FMV)

    where,

CR0	=	the fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the Record Date for such dividend or distribution;
CR1	=	the fixed conversion rate in effect immediately after 5:00 p.m., New York City time, on such Record Date;
SP0	=	the Current Market Price per share of our common stock as of such Record Date; and
FMV	=
the fair market value (as determined in good faith by our board of directors or a duly authorized committee thereof) on the Record Date for such dividend or distribution of shares of our capital stock (other than our common stock), evidences of our indebtedness, our assets or rights to acquire our capital stock, our indebtedness or our assets, expressed as an amount per share of our common stock.

    If our board of directors or a duly authorized committee thereof determines the FMV (as defined above) of any dividend or other distribution for purposes of this clause (3) by referring to the actual or when-issued trading market for any securities, it will in doing so consider the prices in such market over the same period in computing the Current Market Price per share of our common stock as of the Record Date for such dividend or other distribution. Notwithstanding the foregoing, if FMV (as defined above) is equal to or greater than SP0 (as defined above), in lieu of the foregoing increase, each holder of mandatory convertible preferred stock will receive, in respect of each share thereof, at the same time and upon the same terms as holders of our common stock receive the shares of our capital stock

    (other than our common stock), evidences of our indebtedness, our assets or rights to acquire our capital stock, our indebtedness or our assets that such holder would have received if such holder owned a number of shares of our common stock equal to the Maximum Conversion Rate in effect immediately prior to 5:00 p.m., New York City time, on the Record Date for such dividend or other distribution.

    Any increase made under the portion of this clause (3) above will become effective immediately after 5:00 p.m., New York City time, on the Record Date for such dividend or other distribution. If such dividend or other distribution is not so paid or made, each fixed conversion rate will be decreased, effective as of the earlier of (a) the date our board of directors or a duly authorized committee thereof determines not to pay the dividend or other distribution and (b) the date such dividend or distribution was to have been paid, to the fixed conversion rate that would then be in effect if the dividend or other distribution had not been declared.

    Notwithstanding the foregoing, if the transaction that gives rise to an adjustment pursuant to this clause (3) is one pursuant to which the payment of a dividend or other distribution on our common stock consists of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours that are, or, when issued, will be, traded on a U.S. national securities exchange (a "spin-off"), then each fixed conversion rate will instead be increased based on the following formula:

    CR1 = CR0 × (FMV0 + MP0) / MP0

    where,

CR0	=	the fixed conversion rate in effect at 5:00 p.m., New York City time, on the tenth Trading Day immediately following, and including, the date on which "ex-dividend trading" commences for such dividend or distribution on the relevant exchange;
CR1	=
the fixed conversion rate in effect immediately after 5:00 p.m., New York City time, on the tenth Trading Day immediately following, and including, the date on which "ex-dividend trading" commences for such dividend or distribution on the relevant exchange;
FMV0	=
the Average VWAP per share of such capital stock or similar equity interests distributed to holders of our common stock applicable to one share of our common stock over the 10 consecutive Trading Day period commencing on, and including, the date on which "ex-dividend trading" commences for such dividend or distribution on the relevant exchange; and
MP0	=
the Average VWAP per share of our common stock over the 10 consecutive Trading Day period commencing on, and including, the date on which "ex-dividend trading" commences for such dividend or distribution on the relevant exchange.

    The adjustment to each fixed conversion rate under the immediately preceding paragraph will occur at 5:00 p.m., New York City time, on the 10th consecutive Trading Day immediately following, and including, the date on which "ex-dividend trading" commences for such dividend or distribution on the relevant exchange, but will be given effect as of 9:00 a.m., New York City time, on the date immediately succeeding the Record Date for such dividend or distribution on the relevant exchange. Because we will make the adjustments to the Fixed Conversion Rates at the end of the 10 consecutive Trading Day period with retroactive effect, we will delay the settlement of any conversion of mandatory convertible preferred stock if the conversion date occurs after the Record Date for such dividend or other distribution and prior to the end of such 10 consecutive Trading Day period. In such event, we will deliver the shares of common stock issuable in respect of such conversion (based on the adjusted Fixed Conversion Rates as described above) on the first business day immediately following the last Trading Day of such 10 consecutive Trading Day period.

  (4)
  A Record Date occurs for a distribution consisting exclusively of cash to all or substantially all holders of our common stock, excluding:

  •
  any regular, quarterly cash dividend that does not exceed $0.51 per share (the "Initial Dividend Threshold"),

  •
  any dividend or distribution in connection with our liquidation, dissolution or winding up, and

  •
  any consideration payable as part of a tender or exchange offer as to which an adjustment was effected under clause (5) below,

    each fixed conversion rate will be increased based on the following formula:

    CR1 = CR0 × (SP0-T) / (SP0-C)

    where,

CR0	=	the fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the Record Date for such distribution;
CR1	=	the fixed conversion rate in effect immediately after 5:00 p.m., New York City time, on the Record Date for such distribution;
SP0	=	the Current Market Price per share of our common stock as of the Record Date for such distribution;
T	=	the Initial Dividend Threshold; and
C	=	an amount of cash per share of our common stock we distribute to holders of our common stock.

    The Initial Dividend Threshold is subject to adjustment on an inversely proportional basis whenever the Fixed Conversion Rates are adjusted, but no adjustment will be made to the Initial Dividend Threshold for any adjustment made to the Fixed Conversion Rates pursuant to this clause (4).

    Notwithstanding the foregoing, the Initial Dividend Threshold shall be zero for (a) any cash distribution that is not a quarterly cash distribution and (b) any quarterly cash distribution, if such distribution has a Record Date occurring in 2018 prior to the Mandatory Conversion Date and is the fourth (or later) quarterly cash distribution in 2018. The Initial Dividend Threshold shall be proportionately adjusted for any change in dividend periods (for example, from quarterly to annual or monthly), except that the Initial Dividend Threshold in respect of periodic distributions the Record Dates for which occur in 2018 will be based on an annual dividend of $1.53 (as adjusted on an inversely proportional basis whenever the Fixed Conversion Rates are adjusted, but not for any adjustment made to the Fixed Conversion Rates pursuant to this clause (4)).

    The adjustment to the Fixed Conversion Rates pursuant to this clause (4) will become effective immediately after 5:00 p.m., New York City time, on the Record Date for such distribution. Notwithstanding the foregoing, if "C" (as defined above) is equal to or greater than "SP0" (as defined above), in lieu of the foregoing increase, each holder of mandatory convertible preferred stock will receive, in respect of each share thereof, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the Maximum Conversion Rate in effect immediately prior to 5:00 p.m., New York City time, on the Record Date for such or distribution. If such distribution is not so paid, the Fixed Conversion Rates will be decreased, effective as of the earlier of (a) the date our board of directors or a duly authorized committee thereof determines not to pay such dividend and (b) the date such dividend was to have been paid, to the Fixed Conversion Rates that would then be in effect if such distribution had not been declared.

  (5)
  We or any of our subsidiaries successfully complete a tender or exchange offer pursuant to a Schedule TO or registration statement on Form S-4 for our common stock (but, for the avoidance of doubt, excluding any securities convertible, exercisable or exchangeable for our common stock), where the cash and the value of any other consideration included in the payment per share of our common stock exceeds the Current Market Price of our common stock, each fixed conversion rate will be increased based on the following formula:

    CR1 = CR0 × (AC+ (SP1 × OS1)) / (SP1 × OS0)

    where,

CR0	=	the fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the tenth Trading Day immediately following, and including, the Trading Day next succeeding the expiration date;
CR1	=	the fixed conversion rate in effect immediately after 5:00 p.m., New York City time, on the tenth Trading Day immediately following, and including, the Trading Day next succeeding the expiration date;
AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;
OS1	=
the number of shares of our common stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the "Expiration Time") (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);
OS0	=
the number of shares of our common stock outstanding at the Expiration Time (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and
SP1	=	the Average VWAP per share of our common stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the expiration date.

    The adjustment to each fixed conversion rate under the immediately preceding paragraph will occur at 5:00 p.m., New York City time, on the 10th consecutive Trading Day immediately following, and including, the Trading Day next succeeding the expiration date, but will be given effect as of 9:00 a.m., New York City time, on the expiration date. Because we will make the adjustments to the Fixed Conversion Rates at the end of the 10 consecutive Trading Day period with retroactive effect, we will delay the settlement of any conversion of mandatory convertible preferred stock if the conversion date occurs during such 10 consecutive Trading Day period. In such event, we will deliver the shares of common stock issuable in respect of such conversion (based on the adjusted Fixed Conversion Rates as described above) on the first business day immediately following the last Trading Day of such 10 consecutive Trading Day period.

        To the extent that we have a rights plan in effect with respect to our common stock on any conversion date, upon conversion of any shares of the mandatory convertible preferred stock, a converting holder will receive, in addition to our common stock, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from our common stock, in which case each fixed conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights, options or warrants pursuant to a rights plan that would allow a holder to receive upon conversion, in addition to any shares of our common stock, the rights described therein (unless such rights, options or warrants have separated from our common stock (in which case each fixed conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights)) shall not constitute a distribution of rights, options or warrants that would entitle such holder to an adjustment to the Fixed Conversion Rates.

        For the purposes of determining the adjustment to the fixed conversion rate for the purposes of:

  •
  clause (2), clause (3) and clause (4) above, the "Current Market Price" of our common stock is the Average VWAP per share of our common stock over the five consecutive Trading Day period ending on the Trading Day before the ex-dividend date with respect to the issuance or distribution requiring such computation; and

  •
  clause (5) above, the "Current Market Price" of our common stock is the Average VWAP per share of our common stock over the ten consecutive Trading Day period beginning on, and including, the Trading Day after the expiration date of the tender or exchange offer.

        "Record date" means, for purpose of a conversion rate adjustment, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock have the right to receive any cash, securities or other property or in which our common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or by statute, contract or otherwise).

        As used in this section, "ex-dividend date" means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

        In addition, we may make such increases in each fixed conversion rate as we deem advisable in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares of our common stock (or issuance of rights or warrants to acquire shares of our common stock) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed conversion rate.

        In the event of a taxable distribution to holders of our common stock that results in an adjustment of each fixed conversion rate or an increase in each fixed conversion rate, beneficial owners of the depositary shares may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. In addition, Non-U.S. holders of the depositary shares may, in those circumstances, be subject to U.S. federal withholding tax. See "Material U.S. Federal Income Tax Consequences—Tax Consequences Applicable to Non-U.S. Holders."

        If we (or an applicable withholding agent) are required to withhold on constructive distributions to a holder (see "Material U.S. Federal Income Tax Consequences") and pay the applicable withholding taxes, we may, at our option, or an applicable withholding agent may, withhold such taxes from payments of cash or shares of common stock payable to such holder.

        Adjustments to the Fixed Conversion Rates will be calculated to the nearest 1/10,000th of a share. Prior to the first Trading Day of the Final Averaging Period, no adjustment in a fixed conversion rate will be required unless the adjustment would require an increase or decrease of at least one percent in such fixed conversion rate. If any adjustment is not required to be made because it would not change the Fixed Conversion Rates by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided, however, that with respect to adjustments to be made to the Fixed Conversion Rates in connection with cash dividends paid by us, we will make such adjustments, regardless of whether such aggregate adjustments amount to one percent or more of the Fixed Conversion Rates no later than October 26 of each calendar year; provided further that on (x) the earlier of any Early Conversion Date and the Effective Date of any Fundamental Change and (y) each Trading Day of the Final Averaging Period, adjustments to the Fixed Conversion Rates will be made with respect to any such adjustment carried forward that has not been taken into account before such date.

        No adjustment to the conversion rate will be made if holders may participate (other than in the case of (x) a share subdivision or share combination or (y) a tender or exchange offer), at the same time, upon the same terms and otherwise on the same basis as holders of our common stock and solely as a result of holding mandatory convertible preferred stock, in the transaction that would otherwise give rise to such adjustment as if they held, for each share of mandatory convertible preferred stock, a number of shares of our common stock equal to the Maximum Conversion Rate then in effect.

        The Fixed Conversion Rates will not be adjusted except as provided above. Without limiting the foregoing, the Fixed Conversion Rates will not be adjusted:

  (a)
  upon the issuance of any common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common stock under any plan;

  (b)
  upon the issuance of any common stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

  (c)
  upon the issuance of any common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the mandatory convertible preferred stock were first issued (other than a rights plan as described above);

  (d)
  for a change solely in the par value of our common stock;

  (e)
  for sales of our common stock for cash, other than in a transaction described in clause (2) or clause (3) above;

  (f)
  stock repurchases that are not tender offers, including structured or derivative transactions;

  (g)
  as a result of a tender offer solely to holders of fewer than 100 shares of our common stock;

  (h)
  a third-party tender or exchange offer, other than a tender or exchange offer by one of our subsidiaries as described in clause (5) above; or

  (i)
  for accumulated and unpaid dividends on the mandatory convertible preferred stock, except as described above under "—Mandatory Conversion," "—Conversion at the Option of the Holder," "—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount."

        We will be required, as soon as practicable after the Fixed Conversion Rates are adjusted, to provide or cause to be provided written notice of the adjustment to the holders of shares of mandatory convertible preferred stock. We will also be required to deliver, upon written request by a beneficial owner of the depositary shares, a statement setting forth in reasonable detail the method by which the adjustment to each fixed conversion rate was determined and setting forth each revised fixed conversion rate.

        If an adjustment is made to the Fixed Conversion Rates, (x) an inversely proportional adjustment also will be made to the Threshold Appreciation Price and the Initial Price solely for the purposes of determining which clause of the definition of the conversion rate will apply on the Mandatory Conversion Date and (y) an inversely proportional adjustment also will be made to the Floor Price. Whenever any provision of the certificate of designations establishing the terms of the mandatory convertible preferred stock requires us to calculate the VWAP per share of our common stock over a span of multiple days, our board of directors, or any authorized committee thereof, will make appropriate adjustments (including, without limitation, to the Applicable Market Value, the Early Conversion Average Price, the stock price and the Five-Day Average Price, as the case may be) to account for any adjustments to the Initial Price, the Threshold Appreciation Price and the Fixed Conversion Rates, as the case may be, that become effective, or any event that would require such an adjustment if the ex-dividend date, Effective Date or expiration date, as the case may be, of such event occurs during the relevant period used to calculate such prices or values, as the case may be.

        If:

  •
  the Record Date for a dividend or distribution on our common stock occurs after the end of the Final Averaging Period and before the Mandatory Conversion Date, and

  •
  that dividend or distribution would have resulted in an adjustment of the number of shares of our common stock issuable to the holders of mandatory convertible preferred stock had such Record Date occurred on or before the last Trading Day of the Final Averaging Period, then we will deem the holders of mandatory convertible preferred stock to be holders of record, for each share of mandatory convertible preferred stock that they hold, of a number of shares of our common stock equal to the conversion rate for purposes of that dividend or distribution. In this case, the holders of the mandatory convertible preferred stock would receive the dividend or distribution on our common stock together with the number of shares of common stock issuable upon mandatory conversion of the mandatory convertible preferred stock.

Recapitalizations, Reclassifications and Changes in our Common Stock

        In the event of:

  •
  any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the continuing corporation and in which the shares of our common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person);

  •
  any sale, transfer, lease or conveyance to another person of all or substantially all of our and our subsidiaries' consolidated property and assets;

  •
  any reclassification of our common stock into securities, including securities other than our common stock; or

  •
  any statutory exchange of our securities with another person (other than in connection with a merger or consolidation),

in each case, as a result of which our common stock would be converted into, or exchanged for, securities, cash or property (each, a "Reorganization Event"), each share of mandatory convertible preferred stock outstanding immediately prior to such Reorganization Event shall, without the consent of the holders of the mandatory convertible preferred stock, become convertible into the kind of securities, cash and other property that such holder would have been entitled to receive if such holder had converted its mandatory convertible preferred stock into common stock immediately prior to such Reorganization Event (such securities, cash and other property, the "Exchange Property," with each "Unit of Exchange Property" meaning the kind and amount of Exchange Property that a holder of one share of common stock is entitled to receive). For purposes of the foregoing, the type and amount of Exchange Property in the case of any Reorganization Event that causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election (or of all holders of our common stock if none makes an election). We will notify holders of the mandatory convertible preferred stock of the weighted average as soon as practicable after such determination is made. The number of Units of Exchange Property for each share of mandatory convertible preferred stock converted following the Effective Date of such Reorganization Event will be determined as if references to our common stock in the description of the conversion rate applicable upon mandatory conversion, conversion at the option of the holder and conversion at the option of the holder upon a Fundamental Change were to Units of Exchange Property (without interest thereon and without any right to dividends or distributions thereon which have a Record Date prior to the date such shares of mandatory convertible preferred stock are actually converted). For the purpose of determining which bullet of the definition of conversion rate will apply upon mandatory conversion, and for the purpose of calculating the conversion rate if the second bullet is applicable, the value of a Unit of Exchange Property will be determined in good faith by our board of directors, or an authorized committee thereof, except that if a Unit of Exchange Property includes common stock or ADRs that are traded on a U.S. national securities exchange, the value of such common stock or ADRs will be the average over the Final Averaging Period of the volume weighted average prices for such common stock or ADRs, as displayed on the applicable Bloomberg screen (as determined in good faith by our board of directors, or an authorized committee thereof); or, if such price is not available, the average market value per share of such common stock or ADRs over such period as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. We (or any successor to us) will, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any Reorganization Event, provide written notice to the holders of mandatory convertible preferred stock of such occurrence and of the kind and amount of cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice will not affect the operation of the provisions described in this section.

        In connection with any adjustment to the Fixed Conversion Rates described above, we will also adjust the Initial Dividend Threshold (as defined under "—Conversion Rate Adjustments") based on the number of shares of common stock comprising the Exchange Property and (if applicable) the value of any non-stock consideration included in a Unit of Exchange Property. If the Exchange Property is comprised solely of non-stock consideration, the Initial Dividend Threshold will be zero.

Reservation of Shares

        We will at all times reserve and keep available out of the authorized and unissued common stock or shares of common stock held in treasury by us, solely for issuance upon conversion of the mandatory convertible preferred stock, the maximum number of shares of common stock as shall be issuable from time to time upon the conversion of all the shares of mandatory convertible preferred stock then outstanding.

Transfer Agent and Registrar

        Computershare Trust Company, N.A. is the transfer agent and registrar for the mandatory convertible preferred stock.

DESCRIPTION OF DEPOSITARY SHARES

        We will deposit the shares of our 9.75% Series A Mandatory Convertible Preferred Stock, par value $0.01 per share (our "mandatory convertible preferred stock"), represented by the depositary shares offered hereby pursuant to a deposit agreement (the "deposit agreement") among us, Computershare Trust Company, N.A., acting as depositary (the "depositary"), and the holders from time to time of the depositary shares.

        The following description is a summary of the material provisions of the depositary shares and the deposit agreement and does not purport to be complete. The terms of the depositary shares include those expressly set forth in the deposit agreement, and this summary is subject to and is qualified by reference to all the provisions of the depositary shares and the deposit agreement, including the definitions of certain terms used in the deposit agreement.

        You may request a copy of the deposit agreement from us as described under "Where You Can Find More Information" in the accompanying prospectus. We urge you to read this document because it, and not this description, defines your rights as a holder of depositary shares.

        For purposes of this description, references to "we," "our" and "us" refer only to Kinder Morgan, Inc. and not to its subsidiaries.

General

        Each depositary share represents a 1/20th interest in a share of our mandatory convertible preferred stock and will initially be evidenced by a Global Security, as defined in and described under "—Book-entry, Settlement and Clearance" in this section. Subject to the terms of the deposit agreement, the depositary shares will be entitled to all rights and preferences of our mandatory convertible preferred stock, as applicable, in proportion to the fraction of a share of our mandatory convertible preferred stock those depositary shares represent.

        In this section, references to "holders" of depositary shares mean those who have depositary shares registered in their own names on the books maintained by the depositary and not indirect holders who will own beneficial interests in depositary shares registered in the street name of, or issued in book-entry form through, DTC prior to the mandatory conversion of our mandatory convertible preferred stock. You should review the special considerations that apply to indirect holders as described under "—Book-entry, Settlement and Clearance" in this section.

Conversion

        Because each depositary share represents a 1/20th interest in a share of our mandatory convertible preferred stock, a holder of depositary shares may elect to convert depositary shares only in lots of 20 depositary shares, either on an Early Conversion Date at the Minimum Conversion Rate of            shares of our common stock per depositary share, subject to adjustment, or during a Fundamental Change Conversion Period at the Fundamental Change Conversion Rate, as described below. For a description of the terms and conditions on which our mandatory convertible preferred stock is convertible at the option of holders of mandatory convertible preferred stock, see the sections entitled "Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder" and "Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount" in this prospectus supplement.

        The following table sets forth the Fundamental Change Conversion Rate per depositary share, subject to adjustment as described in "Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend

Make-whole Amount," based on the Effective Date of the Fundamental Change and the stock price in the Fundamental Change:

	Stock Price on Effective Date
Effective Date	$10.00	$15.00	$20.00	$25.00	$27.56	$30.00	$32.38	$35.00	$40.00	$50.00	$75.00	$100.00
October 30, 2015	1.0004	1.2026	1.2804	1.2890	1.2839	1.2792	1.2772	1.2787	1.2915	1.3354	1.4164	1.4514
October 26, 2016	1.2184	1.3796	1.4327	1.4178	1.4004	1.3853	1.3747	1.3691	1.3732	1.4057	1.4604	1.4822
October 26, 2017	1.4869	1.5850	1.6139	1.5751	1.5399	1.5077	1.4833	1.4672	1.4608	1.4786	1.5027	1.5129
October 26, 2018	1.8142	1.8142	1.8142	1.8142	1.8142	1.6667	1.5440	1.5440	1.5440	1.5440	1.5440	1.5440

        The exact stock price and Effective Dates may not be set forth in the table, in which case:

  •
  if the stock price is between two stock prices on the table or the Effective Date is between two Effective Dates on the table, the Fundamental Change Conversion Rate per depositary share will be determined by straight-line interpolation between the Fundamental Change Conversion Rates per depositary share set forth for the higher and lower stock prices and the earlier and later Effective Dates, as applicable, based on a 365-or 366-day year, as applicable;

  •
  if the stock price is in excess of $100.00 per share (subject to adjustment in the same manner as the column headings of the table above above), then the Fundamental Change Conversion Rate per depositary share will be the Minimum Conversion Rate, divided by 20, subject to adjustment; and

  •
  if the stock price is less than $10.00 per share (subject to adjustment in the same manner as the column headings of the table above above), then the Fundamental Change Conversion Rate per depositary share will be the Maximum Conversion Rate, divided by 20, subject to adjustment.

        On any conversion date for our mandatory convertible preferred stock, each depositary share corresponding to the shares of our mandatory convertible preferred stock so converted will be entitled to receive 1/20th of the number of shares of our common stock and the amount of any cash received by the depositary upon conversion of each share of our mandatory convertible preferred stock.

        The following table illustrates the conversion rate per depositary share, subject to adjustment as described under "Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments" in this prospectus supplement, based on the Applicable Market Value of our common stock:

Applicable market value of our common stock	Conversion rate per depositary share
Greater than the Threshold Appreciation Price	1.5440 shares of common stock
Equal to or less than the Threshold Appreciation Price but greater than or equal to the Initial Price	Between 1.5440 and 1.8142 shares of common stock, determined by dividing $50 by the Applicable Market Value
Less than the Initial Price	1.8142 shares of common stock

        After delivery of our common stock by the transfer agent to the depositary following conversion of our mandatory convertible preferred stock, the depositary will transfer the proportional number of shares of our common stock to the holders of depositary shares by book-entry transfer through DTC or, if the holders' interests are in certificated depositary receipts, by delivery of common stock certificates for such number of shares of our common stock.

        If we (or an applicable withholding agent) are required to withhold on distributions of common stock in respect of dividends in arrears or in respect of the net present value of future dividends to a holder (see "Material U.S. Federal Income Tax Consequences") and pay the applicable withholding taxes, we may, at our option, or an applicable withholding agent may, withhold such taxes from payments of cash or shares of common stock payable to such holder.

        No fractional shares of common stock will be issued to holders of our depositary shares upon conversion. In lieu of any fractional shares of common stock otherwise issuable in respect of the aggregate number of depositary shares of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the Average VWAP per share of our common stock over the five consecutive Trading Day period ending on, and including, the second Trading Day immediately preceding the conversion date.

        If more than one depositary share is surrendered for, or subject to, conversion at one time by or for the same holder, the number of shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of depositary shares so surrendered for, or subject to, conversion.

Dividends and Other Distributions

        Each dividend paid on a depositary share will be in an amount equal to 1/20th of the dividend paid on the related share of our mandatory convertible preferred stock.

        The depositary will deliver any cash or shares of common stock it receives in respect of dividends on our mandatory convertible preferred stock to the holders of the depositary shares in such amounts as are, as nearly as practicable, in proportion to the number of outstanding depositary shares held by such holders, on the date of receipt or as soon as practicable thereafter.

        The dividend payable on the first Dividend Payment Date, if declared, is expected to be approximately $1.16458 per depositary share and on each subsequent Dividend Payment Date, if declared, is expected to be $1.21875 per depositary share.

        Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding Record Dates for our mandatory convertible preferred stock.

        No fractional shares of common stock will be delivered to the holders of our depositary shares in respect of dividends. Each holder that would otherwise be entitled to a fraction of a share of common stock will instead be entitled to receive a cash adjustment based on the Average VWAP per share of our common stock over the five consecutive Trading Day period ending on the second Trading Day immediately preceding the applicable Dividend Payment Date.

        The amount paid as dividends or otherwise distributable by the depositary with respect to the depositary shares or the underlying mandatory convertible preferred stock will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any depositary shares or the shares of our mandatory convertible preferred stock until such taxes or other governmental charges are paid.

Voting the Mandatory Convertible Preferred Stock

        Because each depositary share represents a 1/20th interest in a share of the mandatory convertible preferred stock, holders of depositary receipts will be entitled to 1/20th of a vote per share of mandatory convertible preferred stock under those circumstances in which holders of the mandatory convertible preferred stock are entitled to a vote, as described under "Description of Mandatory Convertible Preferred Stock—Voting Rights" in this prospectus supplement.

        When the depositary receives notice of any meeting at which the holders of our mandatory convertible preferred stock are entitled to vote, the depositary will mail the notice to the record holders of the depositary shares relating to the mandatory convertible preferred stock. Each record holder of depositary shares on the Record Date (which will be the same date as the Record Date for our mandatory convertible preferred stock) may instruct the depositary as to how to vote the amount of our mandatory convertible preferred stock represented by such holder's depositary shares in accordance with these instructions. The depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with these instructions, and we will take all actions the depositary deems necessary in order to enable the depositary to do so. The depositary will abstain from voting shares of the mandatory convertible preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing our mandatory convertible preferred stock.

Modification and Amendment

        Without the consent of the holders of the depositary shares, we may amend, alter or supplement the depositary agreement or any certificate representing the depositary shares for the following purposes:

  •
  to cure any ambiguity, omission, inconsistency or mistake in any such agreement or instrument;

  •
  to make any provision with respect to matters or questions relating to the depositary shares that is not inconsistent with the provisions of the depositary agreement and that does not adversely affect the rights of any holder of the depositary shares;

  •
  to make any change reasonably necessary, in our reasonable determination, to reflect each depositary share's representation of 1/20th of a share of mandatory convertible preferred stock;

  •
  to make any change reasonably necessary, in our reasonable determination, to comply with the procedures of the depositary so long as any such change is not adverse to any holder of the depositary shares; or

  •
  to make any other change that does not adversely affect the rights of any holder of the depositary shares (other than any holder that consents to such change).

        In addition, without the consent of the holders of the depositary shares, we may amend, alter, supplement or repeal any terms of the depositary shares to conform the terms of the depositary shares to the description thereof in the accompanying prospectus as supplemented and/or amended by this "Description of Depositary Shares" section of the preliminary prospectus supplement for the depositary shares, as further supplemented and/or amended by the related pricing term sheet.

Charges of Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the mandatory convertible preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of mandatory convertible preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Withdrawal Rights

        A holder of 20 depositary shares may withdraw the share of our mandatory convertible preferred stock corresponding to such depositary shares, and any cash or other property represented by such depositary shares. A holder who withdraws shares of mandatory convertible preferred stock (and any such cash or other property) will not be required to pay any taxes or duties relating to the issuance or delivery of such shares of mandatory convertible preferred stock (and any such cash or other property), except that such holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of such shares of mandatory convertible preferred stock

(and any such cash or other property) in a name other than the name of such holder. Holders of shares of our mandatory convertible preferred stock will not have the right under the deposit agreement to deposit such shares with the depositary in exchange for depositary shares.

Listing

        We intend to apply to list the depositary shares on The New York Stock Exchange under the symbol "KMI.PRA" and we expect trading to commence within 30 days of the first original issuance date of the depositary shares. In addition, upon listing, we have agreed to use our reasonable best efforts to keep the depositary shares representing fractional interests in the mandatory convertible preferred stock listed on The New York Stock Exchange. Listing the depositary shares on The New York Stock Exchange does not guarantee that a trading market will develop or, if a trading market does develop, the depth of that market or the ability of holders to sell their depositary shares easily. We do not expect there will be any separate public trading market for the shares of the mandatory convertible preferred stock except as represented by the depositary shares.

Form and Notices

        The mandatory convertible preferred stock will be issued in registered form to the depositary, and the depositary shares will be issued in book-entry only form through DTC prior to the conversion of the mandatory convertible preferred stock, as described under "—Book-entry, Settlement and Clearance" in this section. The depositary will forward to the holders of depositary shares all reports, notices, and communications from us that are delivered to the depositary and that we are required to furnish to the holders of our mandatory convertible preferred stock.

Book-entry, Settlement and Clearance

  The Global Security

        The depositary shares will be initially issued in the form of a single registered security in global form (the "Global Security"). Upon issuance, the Global Security will be deposited with the depositary as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

        Ownership of beneficial interests in the Global Security will be limited to persons who have accounts with DTC ("DTC participants") or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

  •
  upon deposit of the Global Security with DTC's custodian, DTC will credit portions of the Global Security to the accounts of the DTC participants designated by the underwriters; and

  •
  ownership of beneficial interests in the Global Security will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the Global Security).

        Beneficial interests in the Global Security may not be exchanged for securities in physical, certificated form except in the limited circumstances described below.

  Book-entry procedures for the Global Security

        All interests in the Global Security will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York State Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

        So long as DTC's nominee is the registered owner of the Global Security, that nominee will be considered the sole owner or holder of the depositary shares represented by the Global Security for all purposes under the deposit agreement. Except as provided below, owners of beneficial interests in the Global Security:

  •
  will not be entitled to have securities represented by the Global Security registered in their names;

  •
  will not receive or be entitled to receive physical, certificated securities; and

  •
  will not be considered the owners or holders of the securities under the deposit agreement for any purpose, including with respect to the giving of any direction, instruction or approval to the depositary under the deposit agreement.

        As a result, each investor who owns a beneficial interest in the Global Security must rely on the procedures of DTC to exercise any rights of a holder of securities under the deposit agreement (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

        Payments of dividends with respect to the depositary shares represented by the Global Security will be made by the depositary to DTC's nominee as the registered holder of the Global Security. Neither we nor the depositary will have any responsibility or liability for the payment of amounts to owners of beneficial interests in the Global Security, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those beneficial interests.

        Payments by participants and indirect participants in DTC to the owners of beneficial interests in the Global Security will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

        Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds.

  Certificated securities

        Depositary shares in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the depositary shares only if:

  •
  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the Global Security and a successor depositary is not appointed within 90 days; or

  •
  DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of the U.S. federal income tax considerations to U.S. holders and non-U.S. holders (each, as defined below) of the purchase, ownership, disposition and conversion of depositary shares issued pursuant to this offering, mandatory convertible preferred stock represented by the depositary shares and common stock received in respect of depositary shares, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service ("IRS") in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a beneficial owner of our depositary shares or common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership, disposition and conversion of our depositary shares or common stock received in respect of depositary shares.

        This discussion is limited to beneficial owners that own our depositary shares, mandatory convertible preferred stock or common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally property held for investment). This discussion does not address the net investment income tax imposed on certain income or all U.S. federal income tax consequences relevant to a beneficial owner's particular circumstances. In addition, it does not address consequences relevant to beneficial owners subject to particular rules, including, without limitation:

  •
  certain U.S. expatriates and former citizens or long-term residents of the United States;

  •
  persons subject to the alternative minimum tax;

  •
  U.S. holders whose functional currency is not the U.S. dollar;

  •
  persons holding the depositary shares, mandatory convertible preferred stock or common stock received in respect of depositary shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

  •
  financial institutions;

  •
  real estate investment trusts or regulated investment companies;

  •
  brokers, dealers or traders in securities;

  •
  "controlled foreign corporations," "passive foreign investment companies," and corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

  •
  tax-exempt entities; and

  •
  persons deemed to sell the depository shares, mandatory convertible preferred stock or common stock under the constructive sale provisions of the Code.

        If an entity taxed as a partnership for U.S. federal income tax purposes holds our depositary shares, mandatory convertible preferred stock or common stock received in respect of our depositary shares, the tax treatment of a partner in the partnership will depend on the status of the partner, upon the activities of the partnership, and upon certain determinations made at the partner level. Accordingly, partnerships considering an investment in our depositary shares and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

        THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, DISPOSITION AND CONVERSION OF OUR DEPOSITARY SHARES, MANDATORY CONVERTIBLE PREFERRED STOCK AND COMMON STOCK ARISING UNDER THE OTHER U.S. FEDERAL TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

        For purposes of this discussion, a "U.S. holder" is a beneficial owner of our depositary shares, mandatory convertible preferred stock or common stock received in respect of our depositary shares that, for U.S. federal income tax purposes, is:

  •
  an individual who is a citizen of the United States or who is a resident alien of the United States;

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  a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust if (1)(i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

        A "non-U.S. holder" is any beneficial owner of our depository shares, mandatory convertible preferred stock or common stock that is not a "U.S. holder," and that is not an entity treated as a partnership for U.S. federal income tax purposes.

  Depositary Shares

        For U.S. federal income tax purposes, a U.S. holder or non-U.S. holder of the depositary shares will be treated as if it held an interest in a corresponding portion of the underlying mandatory convertible preferred stock and, accordingly, the exchange of depositary shares for such stock will not be a taxable event. The discussion herein regarding the mandatory convertible preferred stock applies equally to holders of the depositary shares representing such stock.

Tax Consequences Applicable to U.S. Holders

  Distributions Generally

        If we make cash or other property distributions on our mandatory convertible preferred stock or common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Subject to customary conditions and limitations, dividends will be eligible for the dividends-received deduction in the case of U.S. holders that are corporations. Dividends paid to non-corporate U.S. holders generally will qualify for taxation at special rates if such U.S. holders meet certain holding period and other applicable requirements. It is possible that distributions we make with respect to the mandatory convertible preferred stock will exceed our current and accumulated earnings and profits. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a U.S. holder's tax basis in the mandatory convertible preferred stock or common stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of the U.S. holder's tax basis in its shares will be taxable as capital gain realized on the sale or other disposition of the mandatory convertible preferred stock or common stock and will be treated as described under "—Dispositions of Our Mandatory Convertible Preferred Stock or Common Stock" below.

        If we make a distribution on our mandatory convertible preferred stock in the form of our common stock, such distribution will be taxable for U.S. federal income tax purposes in the same manner as distributions described above. The amount of such distribution and a U.S. holder's tax basis in such common stock will equal the fair market value of such common stock on the distribution date, and a U.S. holder's holding period for such common stock will begin on the day following the distribution date. Because such distribution would not give rise to any cash from which any applicable withholding tax could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, at our option, or an applicable withholding agent may, withhold such taxes from shares of common stock or current or subsequent payments of cash payable to such U.S. holder.

  Extraordinary Dividends

        Dividends that exceed certain thresholds in relation to a U.S. holder's tax basis in the mandatory convertible preferred stock or common stock could be characterized as "extraordinary dividends" under the Code. A corporate U.S. holder that has held our mandatory convertible preferred stock or common stock for two years or less before the dividend announcement date and that receives an extraordinary dividend will generally be required to reduce its tax basis in the stock with respect to which such dividend was made by the "nontaxed portion" of such dividend. If the amount of the reduction exceeds the U.S. holder's tax basis in such stock, the excess is taxable as capital gain realized on the sale or other disposition of the mandatory convertible preferred stock or common stock and will be treated as described under "—Dispositions of Our Mandatory Convertible Preferred Stock or Common Stock" below. Non-corporate U.S. holders that receive an extraordinary dividend will be required to treat any losses on the sale of our mandatory convertible preferred stock or common stock as long-term capital losses to the extent of the extraordinary dividends such U.S. holder receives that qualify for taxation at the special rates discussed above under "—Distributions Generally."

  Adjustments to Conversion Rate

        In the event the conversion rate of our mandatory convertible preferred stock is adjusted, U.S. holders who hold our mandatory convertible preferred stock may be deemed to have received a constructive distribution if the adjustment has the effect of increasing such U.S. holders' proportionate interests in our assets or earnings and profits. In addition, the failure to provide for an adjustment may also result in a deemed distribution to U.S. holders who hold our mandatory convertible preferred stock. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the U.S. holders of the mandatory convertible preferred stock generally will not be deemed to result in a constructive distribution. Certain of the possible adjustments (including, without limitation, adjustments in respect of taxable dividends to our common stockholders) do not qualify as being made pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. holder of mandatory convertible preferred stock will be deemed to have received constructive distributions from us, even though such U.S. holder has not received any cash or property as a result of such adjustments. The tax consequences of the receipt of a distribution from us are described above under "—Distributions Generally." Because constructive distributions deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, at our option, or an applicable withholding agent may, withhold such taxes from payments of cash or shares of common stock payable to such U.S. holder.

        In addition, the failure to make certain adjustments on the mandatory convertible preferred stock may cause a U.S. holder of our common stock to be deemed to have received constructive distributions from us, even though such U.S. holder has not received any cash or property as a result of such adjustments. Such U.S. holder would be subject to the rules discussed in the immediately preceding paragraph.

  Dispositions of Our Mandatory Convertible Preferred Stock or Common Stock

        If a U.S. holder sells or disposes of shares of mandatory convertible preferred stock (other than pursuant to a conversion described below) or common stock, it generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on the sale or other disposition and (ii) the U.S. holder's adjusted tax basis in the shares. This gain or loss generally will be long-term capital gain or loss if the U.S. holder has owned the mandatory convertible preferred stock or common stock for more than one year. The deductibility of capital losses is subject to limitations.

  Conversion of Mandatory Convertible Preferred Stock into Common Stock

        A U.S. holder generally will not recognize gain or loss upon the conversion of our mandatory convertible preferred stock into our common stock. However, although not entirely clear under current law, any cash or common stock received upon conversion in respect of dividends in arrears on our mandatory convertible preferred stock should be treated as described above under "—Distributions Generally." For the avoidance of doubt, the term "dividends in arrears" does not include dividends to be paid in respect of any portion of the dividend period containing the date of conversion. Except as provided below and except with respect to common stock received in respect of dividends in arrears, a U.S. holder's tax basis and holding period in the common stock received upon conversion generally will be the same as those in the converted mandatory convertible preferred stock (but the basis will be reduced by the portion of the adjusted tax basis allocated to any fractional share of common stock deemed exchanged for cash).

        Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional common share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. holder has owned the mandatory convertible preferred stock for more than one year at the time of conversion.

        In the event a U.S. holder converts its mandatory convertible preferred stock and we pay, in respect of any such conversion, cash or common stock in respect of dividends to be paid in respect of a portion of the then-current dividend period or the net present value of future dividends, the tax treatment of the receipt of such cash or common stock is uncertain. In the event a U.S. holder converts its mandatory convertible preferred stock and we choose to pay such U.S. holder cash in respect of a portion of the then-current dividend period or the present value of future dividends, although not free from doubt, we believe the receipt of such cash should be treated as additional consideration received by the U.S. holder upon conversion of the mandatory convertible preferred stock into common stock and should be taxable to the extent of any gain realized by the U.S. holder. For this purpose, gain generally would equal the excess, if any, of the (i) fair market value of our common stock received upon conversion (other than common stock received with respect to dividends in arrears but including any fractional common share for which cash is received) and the cash received attributable to dividends to be paid in respect of a portion of the then-current dividend period or future dividends over (ii) the

U.S. holder's tax basis in our mandatory convertible preferred stock immediately prior to conversion. The character of such gain recognized (which will be the lesser of such gain and such cash) is uncertain. If the receipt of the cash attributable to dividends to be paid in respect of a portion of the then-current dividend period or future dividends is considered to have the effect of a dividend (which generally would be the case if the conversion did not result in a meaningful reduction in such U.S. holder's equity interest in us, as determined for U.S. federal income tax purposes), such gain (to the extent recognized) would be taxable as dividend income, to the extent of our current and accumulated earnings and profits. Alternatively, if the conversion did result in a meaningful reduction, such gain could be capital gain. To the extent the amount of cash received in respect of dividends to be paid in respect of a portion of the then-current dividend period or the net present value of future dividends exceeded the gain realized by a U.S. holder, the excess amount would not be taxable to such U.S. holder but would reduce its adjusted tax basis in our common stock.

        In the event a U.S. holder converts such U.S. holder's mandatory convertible preferred stock and we pay such U.S. holder common stock in respect of dividends to be paid in respect of a portion of the then-current dividend period or the present value of future dividends, although not free from doubt, we believe the receipt of such stock should be treated as consideration received upon conversion of the mandatory convertible preferred stock, and should in such case be taxed as described in the first paragraph above under the heading "—Conversion of Mandatory Convertible Preferred Stock into Common Stock."

        U.S. holders should be aware that the tax treatment described above in respect of the payments of cash or common stock made in respect of dividends to be paid in respect of a portion of the then-current dividend period or future dividends is not certain and may be challenged by the IRS, including on grounds that the amount received attributable to a portion of the then-current dividend period or future dividends represents a taxable dividend to the extent we have earnings and profits at the time of conversion, as described above under "—Distributions Generally."

        In the event a U.S. holder's mandatory convertible preferred stock is converted pursuant to certain transactions (including our consolidation or merger into another person), the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. U.S. holders should consult their own tax advisors to determine the specific tax treatment of a conversion under such circumstances.

        Because payments of common stock in respect of dividends in arrears will not give rise to any cash from which any applicable withholding tax could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, at our option, or an applicable withholding agent may, withhold such taxes from shares of common stock or current or subsequent payments of cash payable to such U.S. holder.

  Backup Withholding and Information Reporting

        We or an applicable withholding agent will report to U.S. holders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a U.S. holder may be subject to backup withholding with respect to dividends paid or the proceeds of a disposition of mandatory convertible preferred stock or common stock unless the U.S. holder is a corporation or comes within certain other exempt categories and, when required, demonstrates its exempt status, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be allowed as a refund or credit against the U.S. holder's federal income tax liability, provided the required information is furnished to the IRS.

Tax Consequences Applicable to Non-U.S. Holders

  Distributions Generally

        Distributions that are treated as dividends (see "—Tax Consequences Applicable to U.S. Holders—Distributions Generally," "—Adjustments to Conversion Rate," and "—Conversion of Mandatory Convertible Preferred Stock into Common Stock") generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. Distributions that are treated as return of capital or gain could be subject to withholding tax at a rate of 10% under FIRPTA (defined below) if we are considered a USRPHC (defined below) and our stock is not "regularly traded" on an "established securities market". As discussed below, we expect that our mandatory convertible preferred stock and/or common stock will be treated as regularly traded on an established securities market. For withholding purposes, we expect that all distributions would be treated as made out of our current or accumulated earnings and profits. However, a non-U.S. holder may be able to obtain a refund by timely filing an appropriate claim for refund with the IRS if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. To receive the benefit of an applicable reduced treaty rate, a non-U.S. holder must furnish to us or the applicable withholding agent a valid IRS Form W-8BEN or W-8BEN-E (or applicable successor form) certifying such non-U.S. holder's qualification for the reduced rate. This certification must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for an applicable reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

        If a non-U.S. holder holds our mandatory convertible preferred stock or common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the mandatory convertible preferred stock or common stock are effectively connected with such non-U.S. holder's U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish to us or the applicable withholding agent a properly executed IRS Form W-8ECI (or applicable successor form).

        Any dividends paid on our mandatory convertible preferred stock or common stock that are effectively connected with a non-U.S. holder's U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if such non-U.S. holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

        In general, the rules applicable to distributions to non-U.S. holders discussed above are also applicable to deemed distributions to non-U.S. holders resulting from adjustments to (or the failure to adjust) the conversion rate of the mandatory convertible preferred stock or distributions on mandatory convertible preferred stock made in our common stock. See "—Tax Consequences Applicable to U.S. Holders—Adjustments to Conversion Rate." Because deemed distributions or distributions made in common stock would not give rise to any cash from which any applicable withholding tax could be satisfied, we (or an applicable withholding agent) may withhold the U.S. federal tax on such dividend from any cash, shares of common stock, or sales proceeds otherwise payable to a non-U.S. holder.

  Dispositions of Our Mandatory Convertible Preferred Stock and Common Stock

        A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our mandatory convertible preferred stock or common stock (including, in the case of a conversion, any cash in lieu of a fractional share but excluding any amount treated as a dividend), unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

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  the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

  •
  our mandatory convertible preferred stock or common stock constitutes a "United States real property interest," or "USRPI," by reason of our status as a United States real property holding corporation, or "USRPHC," within the meaning of the "Foreign Investment in Real Property Tax Act," or "FIRPTA," for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder's holding period for our mandatory convertible preferred stock or common stock, as applicable.

        Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if such non-U.S. holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

        A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), on any gain derived from the sale or other disposition of our mandatory convertible preferred stock or common stock, which may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States).

        With respect to the third bullet point above, we believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, so long as our mandatory convertible preferred stock or common stock is "regularly traded on an established securities market," a non-U.S. holder will be subject to U.S. federal net income tax on a disposition of such stock (as a sale of USRPI) only if the non-U.S. holder actually or constructively holds or held (at any time during the shorter of the five-year period preceding the date of disposition or the non-U.S. holder's holding period) more than 5% of such class of stock. Although not free from doubt, we anticipate that our depositary shares (which represent mandatory convertible preferred stock) will be "regularly traded" on an established securities market. However, even if our mandatory convertible preferred stock is not treated as so traded, gain arising from the sale or other taxable disposition of such stock by a non-U.S. holder will not be subject to U.S. federal income taxation as a sale of a USRPI if our common stock is part of a class of stock that is "regularly traded" on an established securities market and the non-U.S. holder has not, at the time it acquires the mandatory convertible preferred stock and at certain other times described in the applicable Treasury Regulations, directly or indirectly held mandatory convertible preferred stock (and in certain cases other direct or indirect interests in our stock) that had a fair market value in excess of 5% of the fair market value of all of our outstanding common stock. We believe that our common stock is and anticipate it will continue to be "regularly traded" on an established securities market. If gain on the sale or other taxable disposition of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to U.S. federal income tax on the gain realized on a disposition of our depositary shares, mandatory convertible preferred stock or common stock, generally would be required to file a U.S. federal income tax return, and a 10% withholding tax would apply to the gross proceeds from such sale.

  Conversion of Mandatory Convertible Preferred Stock into Common Stock

        Except as provided below, and assuming the mandatory convertible preferred stock is not treated as a USRPI at any time within the shorter of the five-year period preceding the conversion or the non-U.S. holder's holding period for our mandatory convertible preferred stock, such non-U.S. holder generally will not recognize gain or loss upon the conversion of such mandatory convertible preferred stock into our common stock. If the mandatory convertible preferred stock is treated as a USRPI with respect to a non-U.S. holder, then, except as provided below, such non-U.S. holder generally will not recognize gain or loss upon conversion of such mandatory convertible preferred stock into our common stock, provided that the common stock constitutes a USRPI with respect to such non-U.S. holder and such non-U.S. holder complies with certain reporting requirements in the Treasury Regulations. If a non-U.S. holder is subject to tax under the special rules governing USRPHCs as described above under "—Dispositions of Our Mandatory Convertible Preferred Stock and Common Stock" with respect to its mandatory convertible preferred stock but not the common stock into which the mandatory convertible preferred stock is convertible (which, assuming our common stock continues to be "regularly traded," would arise only if such non-U.S. holder owns shares of our mandatory convertible preferred stock in amounts exceeding certain thresholds described therein), then the conversion of the mandatory convertible preferred stock into common stock would be a taxable event and such non-U.S. holder would be subject to U.S. tax in the same manner as described in that section. Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share. See "—Dispositions of Our Mandatory Convertible Preferred Stock and Common Stock." Cash or common stock received in respect of dividends in arrears on our mandatory convertible preferred stock should be treated in the manner described above under "Tax Consequences Applicable to U.S. Holders—Conversion of Mandatory Convertible Preferred Stock into Common Stock," and we intend to withhold tax from such amounts, as described above under "—Distributions Generally." A non-U.S. holder may recognize capital gain or dividend income when the non-U.S. holder receives cash attributable to a dividend to be paid in respect of the portion of the then-current dividend period or the net present value of future dividends, as described above under "Tax Consequences Applicable to U.S. Holders—Conversion of Mandatory Convertible Preferred Stock into Common Stock." The tax treatment of such amount is uncertain, and we intend to withhold 30% of such amount as described under "—Distributions Generally."

  Backup Withholding Tax and Information Reporting

        We or an applicable withholding agent must report annually to the IRS and to each non-U.S. holder the amount of distributions on our mandatory convertible preferred stock or common stock paid to such non-U.S. holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if (i) no withholding was required because the distributions were effectively connected with the non-U.S. holder's conduct of a U.S. trade or business, or (ii) withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

        Backup withholding generally will not apply to distribution payments to a non-U.S. holder of our mandatory convertible preferred stock or common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or the applicable withholding agent has actual knowledge, or reason to know, that the non-U.S. holder is a U.S. person that is not an exempt recipient.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

        Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or "FATCA") on certain types of payments made to certain non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, mandatory convertible preferred stock or common stock paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "specified United States persons" or "United States-owned foreign entities" (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

        Under the applicable Treasury Regulations, withholding under FATCA generally applies to payments of dividends, and will apply to payments of gross proceeds from the sale or other disposition of the mandatory convertible preferred stock or common stock on or after January 1, 2019.

        Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the mandatory convertible preferred stock or common stock.

UNDERWRITING

        Subject to the terms and conditions set forth in an underwriting agreement dated the date of this prospectus supplement, between us and the underwriters named below, for whom Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC are acting as joint bookrunners and representatives, we have agreed to sell to each of the underwriters, and the underwriters have agreed, severally and not jointly, to purchase from us, the number of depositary shares set forth opposite their respective names below:

Underwriters	Number of Depositary Shares
Citigroup Global Markets Inc.	9,600,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	4,000,000
Morgan Stanley & Co. LLC	4,000,000
Barclays Capital Inc.	1,600,000
Credit Suisse Securities (USA) LLC	1,600,000
BBVA Securities Inc.	589,474
BNP Paribas Securities Corp.	589,474
CIBC World Markets Corp.	589,474
Credit Agricole Securities (USA) Inc.	589,474
Deutsche Bank Securities Inc.	589,474
DNB Markets, Inc.	589,474
ING Financial Markets LLC	589,474
Mitsubishi UFJ Securities (USA), Inc.	589,474
Mizuho Securities USA Inc.	589,474
Natixis Securities Americas LLC	589,474
RBC Capital Markets, LLC	589,474
Regions Securities LLC	589,474
Scotia Capital (USA) Inc.	589,474
SG Americas Securities, LLC	589,473
SMBC Nikko Securities America, Inc.	589,473
SunTrust Robinson Humphrey, Inc.	589,473
TD Securities (USA) LLC	589,473
UBS Securities LLC	589,473
Wells Fargo Securities, LLC	589,473

Total	32,000,000

        Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the depositary shares sold under the underwriting agreement if any of these depositary shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the depositary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the depositary shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

        The representative has advised us that the underwriters propose initially to offer the depositary shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $0.4998 per depositary share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

        The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional depositary shares.

	Per Depositary Share	Without Option	With Option
Public offering price	$49.000	$1,568,000,000	$1,803,200,000
Underwriting discount	$0.833	$26,656,000	$30,654,400
Proceeds, before expenses, to us	$48.167	$1,541,344,000	$1,772,545,600

        We estimate that our total expenses of this offering, excluding the underwriting discounts, the SEC filing fees and any potential rating agency fees, will be approximately $300,000. An underwriter has agreed to reimburse us for our expenses for this offering.

        We have granted an option to the underwriters to purchase up to 4,800,000 additional depositary shares at the public offering price, less the underwriting discount, solely to cover over-allotments, if any. The underwriters may exercise this option for 30 days from the date of this prospectus supplement. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional depositary shares proportionate to that underwriter's initial amount reflected in the above table.

New Issue of Depositary Shares and New York Stock Exchange Listing

        The depositary shares are a new issue of securities with no established trading market. We intend to apply to list the depositary shares on The New York Stock Exchange under the symbol "KMI.PRA" and we expect trading to commence within 30 days of the first original issuance date of the depositary shares. In addition, upon listing, we have agreed to use our reasonable best efforts to keep the depositary shares representing fractional interests in the mandatory convertible preferred stock listed on The New York Stock Exchange. Listing the depositary shares on The New York Stock Exchange does not guarantee that a trading market will develop or, if a trading market does develop, the depth of that market or the ability of holders to sell their depositary shares easily. We do not expect there will be any separate public trading market for the shares of the mandatory convertible preferred stock except as represented by the depositary shares.

        Shares of our common stock are listed on The New York Stock Exchange under the symbol "KMI."

        The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

No Sales of Similar Securities

        We and our executive officers and directors have agreed, with certain limited exceptions, that we and they will not, for a period of 45 days after the date of this prospectus supplement, without first obtaining the prior written consent of Citigroup Global Markets Inc., directly or indirectly:

  •
  offer, sell or contract to sell any common stock,

  •
  sell any option or contract to purchase any common stock,

  •
  purchase any option or contract to sell any common stock,

  •
  grant any option, right or warrant for the sale of any common stock,

  •
  lend or otherwise dispose of or transfer any common stock,

  •
  request or demand that we file a registration statement related to any common stock, or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares of common stock or other securities, in cash or otherwise.

        This lock-up provision applies to our common stock and to securities convertible into or exchangeable or exercisable for or repayable with our common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. Notwithstanding the above, this lock-up provision will not apply to us with respect to, among other things, (i) the securities offered hereby, including our mandatory convertible preferred stock and any shares of our common stock into which the mandatory convertible preferred stock is convertible, (ii) any shares of our common stock issued by us upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and referred to in the accompanying prospectus or in this prospectus supplement, (iii) any shares of our common stock issued or options to purchase our common stock granted pursuant to existing employee benefit plans referred to in the accompanying prospectus or in this prospectus supplement, (iv) any shares of our common stock issued upon conversion of the mandatory convertible preferred stock, (v) any shares of our common stock issued and paid as a dividend on the mandatory convertible preferred stock and (vi) any shares of our common stock issued pursuant to any non-employee director stock plan or dividend reinvestment plan referred to in the accompanying prospectus or in this prospectus supplement. Notwithstanding the above, this lock-up provision will not apply to our directors and officers with respect to, among other things, and subject to certain additional limitations, (i) bona fide gifts, (ii) transfers to any trust for the direct or indirect benefit of our directors and executive officers or the immediate family of our directors and executive officers, (iii) distributions to limited partners, members or stockholders of such person or (iv) transfers to our directors' and officers' affiliates or to any investment fund or other entity controlled or managed by our directors and executive officers. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Price Stabilization, Short Positions

        In connection with the offering, the underwriters may purchase and sell the depositary shares or shares of our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of depositary shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional depositary shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional depositary shares or purchasing depositary shares in the open market. In determining the source of depositary shares to close out the covered short position, the underwriters will consider, among other things, the price of depositary shares available for purchase in the open market as compared to the price at which they may purchase depositary shares through the option granted to them. "Naked" short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing depositary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the depositary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of depositary shares or shares of our common stock made by the underwriters in the open market to peg, fix or maintain the price of the depositary shares or our common stock prior to the completion of the offering.

        Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the depositary shares or preventing or retarding a decline in the market price of the depositary shares. As a result, the price of the depositary shares may be higher than the price that might otherwise exist in the open market.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the depositary shares or our common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Management Purchases

        Certain of our directors and executive officers expect to purchase depositary shares in the offering directly from the underwriters at the public offering price. Any such purchases would be for investment purposes.

Other Relationships

        The underwriters and their related entities have, from time to time, engaged in commercial and investment banking transactions with us and our affiliates and provided financial advisory services for us and our affiliates in the ordinary course of their business, and may do so in the future. Affiliates of certain of the underwriters are lenders and agents under our revolving credit facility. Underwriters and their related entities have received and in the future will receive customary compensation and expense reimbursement for these commercial and investment banking transactions and financial advisory services.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the mandatory convertible preferred stock offered hereby. Any such short positions could adversely affect future trading prices of the mandatory convertible preferred stock offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

        As described above, affiliates of the underwriters are lenders under our revolving credit facility. In addition, affiliates of the underwriters may hold our commercial paper debt. Because we expect to use a portion of the net proceeds of this offering to repay indebtedness outstanding under our revolving credit facility and commercial paper debt, affiliates of the underwriters will receive a portion of the proceeds from this offering.

Electronic Distribution

        In connection with the offering, certain of the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail.

Selling Restrictions

  European Economic Area

        In relation to each member state of the European Economic Area, no offer of depositary shares which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

  A.
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  B.
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Representatives for any such offer; or

  C.
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

    provided that no such offer of depositary shares referred to in (a) to (c) above shall result in a requirement for the Company or any Representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        Each person located in a Member State to whom any offer of depositary shares is made or who receives any communication in respect of any offer of ordinary shares, or who initially acquires any depositary shares will be deemed to have represented, warranted, acknowledged and agreed to and with each Representative and the Company that (1) it is a "qualified investor" within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any depositary shares acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the depositary shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the Representatives has been given to the offer or resale; or where ordinary shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those ordinary shares to it is not treated under the Prospectus Directive as having been made to such persons.

        The Company, the Representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

        This prospectus has been prepared on the basis that any offer of depositary shares in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of depositary shares. Accordingly any person making or intending to make an offer in that Member State of depositary shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the Representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the Representatives have authorized, nor do they authorize, the making of any offer of depositary shares in circumstances in which an obligation arises for the Company or the Representatives to publish a prospectus for such offer.

        For the purposes of this provision, the expression an "offer of depositary shares to the public" in relation to any depositary shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the depositary shares to be offered so as to enable an investor to decide to purchase or subscribe the depositary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

  Notice to Prospective Investors in the United Kingdom

        In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

  Notice to Prospective Investors in Canada

        The depositary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the depositary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts ("NI 33-105"), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

  Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The depositary shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the depositary shares offered should conduct their own due diligence on the depositary shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

  Notice to Prospective Investors in Switzerland

        We have not and will not register with the Swiss Financial Market Supervisory Authority ("FINMA") as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended ("CISA"), and accordingly the securities being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to "qualified investors," as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended ("CISO"), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

  Notice to Prospective Investors in Hong Kong

        The depositary shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the depositary shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to depositary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

  Notice to Prospective Investors in Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the depositary shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the depositary shares without disclosure to investors under Chapter 6D of the Corporations Act.

        The depositary shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring depositary shares must observe such Australian on-sale restrictions.

        This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

  Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of depositary shares may not be circulated or distributed, nor may the depositary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the depositary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the depositary shares pursuant to an offer made under Section 275 of the SFA except:

  (a)
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  (b)
  where no consideration is or will be given for the transfer;

  (c)
  where the transfer is by operation of law;

  (d)
  as specified in Section 276(7) of the SFA; or

  (e)
  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

        The validity of the issuance of the 9.75% Series A mandatory convertible preferred stock and the depositary shares we are offering will be passed upon for us by Bracewell & Giuliani LLP, Houston, Texas. Certain legal matters with respect to this offering will be passed upon for the underwriters by Andrews Kurth LLP, Houston, Texas, and Davis Polk & Wardwell LLP, New York, New York. Andrews Kurth LLP performs legal services for us and our affiliates from time to time on matters unrelated to this offering of securities.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement and accompanying prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The description of the review performed by Netherland, Sewell & Associates, Inc., independent petroleum consultants, included in our Annual Report on Form 10-K for the year ended December 31, 2014, is incorporated herein by reference.

PROSPECTUS

Kinder Morgan, Inc.

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

        We may from time to time, in one or more offerings, offer and sell an unlimited amount of debt securities and an unlimited number of shares of our Class P common stock, referred to as our "common stock," shares of preferred stock and depositary shares under this prospectus. The debt securities that we may issue from time to time may benefit from a cross guarantee agreement among us and substantially all of our wholly owned subsidiaries. See "Cross Guarantee."

        We may offer and sell these securities in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings. This prospectus describes only the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement also may add, update or change information contained in this prospectus. This prospectus may be used to offer and sell securities only if accompanied by a prospectus supplement. We urge you to read this prospectus and the applicable prospectus supplement carefully before you invest. You should also read the documents we refer to in the section entitled "Where You Can Find More Information" in this prospectus.

        Our common stock is listed on the New York Stock Exchange under the symbol "KMI." We will provide information in the related prospectus supplement for the trading market, if any, for any debt securities, preferred stock or depositary shares that may be offered.

        Investing in our securities involves risks. You should review carefully the risk factors identified in the documents incorporated by reference herein for a discussion of important risks you should consider before investing in our securities. Also, please read the section entitled "Cautionary Statement Regarding Forward-Looking Statements" in this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 26, 2015.

        You should rely only on the information contained or incorporated by reference in this prospectus or any other information to which we have referred you. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to offer or sell the offered securities. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information incorporated by reference in this prospectus is accurate as of any date other than the date the respective information was filed with the Securities and Exchange Commission. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act using a shelf registration process. Using this shelf registration process, we may offer from time to time, in one or more offerings, and sell an unlimited number and amount of any combination of the securities described in this prospectus in one or more offerings at an aggregate initial offering price to be specified at the time of any such offering. This prospectus does not contain all of the information set forth in the registration statement, or the exhibits that are a part of the registration statement, parts of which are omitted as permitted by the rules and regulations of the SEC. For further information about us and about the securities to be sold pursuant to this prospectus, please refer to the information below and to the registration statement and the exhibits that are a part of the registration statement.

        Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

        As used in this prospectus, the terms "we," "us" and "our" mean Kinder Morgan, Inc. and, unless the context otherwise indicates, include its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and other reports, proxy statements and other information with the SEC. The SEC allows us to incorporate by reference into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information as well as the information included in this prospectus. Some documents or information, such as that called for by Items 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this prospectus. We incorporate by reference the following documents:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2014;

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015;

  •
  Our Current Reports on Form 8-K filed on January 21, 2015, January 22, 2015, February 24, 2015, March 12, 2015 and May 13, 2015;

  •
  Our Registration Statement on Form 8-A filed on February 10, 2011;

  •
  Our Proxy Statement on Schedule 14A filed on March 27, 2015; and

  •
  All documents filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") between the date of this prospectus and the completion of the sale of securities offered hereby.

        The SEC maintains an Internet web site that contains reports, proxy and information statements and other material that are filed through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at http://www.sec.gov. You can find information we file with the SEC by reference to our company name or to our SEC file number, 1-35081. You also may read and copy any document we file with the SEC at the SEC's public reference room located at:

    100 F Street, N.E., Room 1580
    Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information about the public reference room and its copy charges. Our SEC filings are also available to the public through the New York Stock Exchange, on which our common stock is listed, at 20 Broad Street, New York, New York 10005.

        We will provide a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, without charge, by written or oral request directed to us at the following address and telephone number:

    Kinder Morgan, Inc.
    Investor Relations Department
    1001 Louisiana Street, Suite 1000
    Houston, Texas 77002
    (713) 369-9000

 KINDER MORGAN, INC.

        We are a publicly traded Delaware corporation, with our common stock traded on The New York Stock Exchange under the symbol "KMI." We are the largest energy infrastructure and the third largest energy company in North America with an enterprise value of approximately $110 billion. We own an interest in or operate approximately 84,000 miles of pipelines and 165 terminals. Our pipelines transport natural gas, refined petroleum products, crude oil, condensate, carbon dioxide ("CO2") and other products, and our terminals transload and store petroleum products, ethanol and chemicals, and handle such products as coal, petroleum coke and steel. We are also the leading producer and transporter of CO2, which is utilized for enhanced oil recovery projects in North America.

        The address of our principal executive offices is 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, and our telephone number at this address is (713) 369-9000.

USE OF PROCEEDS

        Unless we inform you otherwise in a prospectus supplement, we intend to use the net proceeds from the sale of securities we are offering for general corporate purposes. This may include, among other things, additions to working capital, repayment or refinancing of existing indebtedness or other corporate obligations, financing of capital expenditures and acquisitions, investment in existing and future projects, and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of other indebtedness.

 DESCRIPTION OF DEBT SECURITIES

General

        We may issue debt securities from time to time in one or more series. The debt securities will be:

  •
  our direct unsecured general obligations; and

  •
  either senior debt securities or subordinated debt securities.

        Senior debt securities will be issued under an indenture we call the senior indenture, and subordinated debt securities will be issued under an indenture we call the subordinated indenture. Together the senior indenture and the subordinated indenture are called the indentures, and the senior debt securities and the subordinated debt securities are called debt securities.

        We have not restated these indentures in their entirety. The indentures are filed as exhibits to the registration statement of which this prospectus is a part. We urge you to read the indentures, because they, and not this description, control your rights as holders of the debt securities. In the summary below, we have included references to section numbers of the applicable indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the indentures. In this section, the words "we," "us" and "our" refer only to Kinder Morgan, Inc. and not to any of its subsidiaries or affiliates.

        Neither indenture limits the amount of debt securities that we may issue under the indenture from time to time in one or more series. We may in the future issue debt securities under either indenture, in addition to the debt securities offered pursuant to this prospectus. As of the date of this prospectus, $1.5 billion of debt securities were outstanding under the senior indenture and no debt securities were outstanding under the subordinated indenture.

        Neither indenture contains provisions that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction. Accordingly, in the future we could enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise adversely affect our capital structure or credit ratings.

        None of the debt securities will be secured by our property or assets or those of our subsidiaries. Neither indenture requires our subsidiaries to guarantee the debt securities. The cross guarantee agreement described under "Cross Guarantee" is not a part of either indenture, and none of our subsidiaries is or will be a party to either indenture.

        The registered holder of a debt security will be treated as the owner of it for all purposes. Only registered holders have rights under an indenture. References in this section to holders mean only registered holders of debt securities. See "—Form, Denomination and Registration; Book-Entry Only System."

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

        A prospectus supplement and any supplemental indenture or other necessary corporate action taken pursuant to an indenture relating to any series of debt securities being offered will include specific terms relating to the offering. Examples of these terms include the following:

  •
  the form and title of the debt securities;

  •
  whether the debt securities are senior debt securities or subordinated debt securities and the terms of subordination;

  •
  the total principal amount of the debt securities;

  •
  the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

  •
  the currency or currency unit in which the debt securities will be paid, if not U.S. dollars;

  •
  any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

  •
  the place where the principal of, and premium, if any, and interest on, any debt securities will be payable;

  •
  the dates on which the principal of the debt securities will be payable;

  •
  the rate at which the debt securities will bear interest and the interest payment dates for the debt securities;

  •
  any optional redemption provisions;

  •
  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

  •
  any changes to or additional events of default or covenants;

  •
  any change in the trustee, paying agent or security registrar; and

  •
  any other terms of the debt securities. (Section 301)

        We will maintain in each place specified by us for payment of any series of debt securities an office or agency where debt securities of that series may be presented or surrendered for payment, where debt securities of that series may be surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities of that series and the related indenture may be served. (Section 1002)

        Debt securities may be issued under an indenture as Original Issue Discount Securities to be offered and sold at a substantial discount below their principal amount. Material federal income tax, accounting and other considerations applicable to any such Original Issue Discount Securities will be described in any related prospectus supplement. "Original Issue Discount Security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof as a result of the occurrence of an event of default and the continuation thereof. (Section 101)

Provisions Only in the Senior Indenture

        The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated Debt. The senior indenture contains provisions that:

  •
  limit our ability to put liens on assets constituting our Principal Property; and

  •
  limit our ability to sell and lease back our Principal Property.

The subordinated indenture does not contain any similar provisions.

        We have described below these provisions and some of the defined terms used in the senior indenture.

  Limitations on Liens

        The senior indenture provides that we will not, nor will we permit any Subsidiary to, create, assume, incur or suffer to exist any lien upon any Principal Property, as defined below, or upon any shares of Capital Stock of any Subsidiary owning or leasing any Principal Property, whether owned or leased on the date of the senior indenture or thereafter acquired, to secure any of our Debt or the Debt of any other Person, other than the senior debt securities issued under the senior indenture, without in any such case making effective provision whereby all of the senior debt securities outstanding thereunder shall be secured equally and ratably with, or prior to, that Debt so long as that Debt is so secured.

        "Principal Property" means, whether owned or leased on the date of the senior indenture or thereafter acquired:

          (a)   any pipeline assets of ours or of any Subsidiary, including any related facilities employed in the transportation, distribution, storage or marketing of refined petroleum products, natural gas liquids and carbon dioxide, that are located in the United States or any territory or political subdivision thereof; and

          (b)   any processing or manufacturing plant or terminal owned or leased by us or any Subsidiary that is located in the United States or any territory or political subdivision thereof,

        except, in the case of either of the foregoing clauses (a) or (b):

  •
  any such assets consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles; and

  •
  any such assets, plant or terminal which, in the opinion of our board of directors, is not material in relation to our activities or to our activities and those of our Subsidiaries, taken as a whole.

        This restriction does not apply to:

          (1)   Permitted Liens, as defined below;

          (2)   any lien upon any property or assets created at the time of acquisition of that property or assets by us or any Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or Debt incurred to finance such purchase price, whether such Debt was incurred prior to, at the time of or within one year after the date of such acquisition;

          (3)   any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure Debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof, whichever is later, to provide funds for that purpose;

          (4)   any lien upon any property or assets existing thereon at the time of the acquisition thereof by us or any Subsidiary; provided, however, that such lien only encumbers the property or assets so acquired;

          (5)   any lien upon any property or assets of a Person existing thereon at the time such Person becomes a Subsidiary by acquisition, merger or otherwise; provided, however, that such lien only encumbers the property or assets of such Person at the time such Person becomes a Subsidiary;

          (6)   with respect to any series, any lien upon any property or assets of ours or any Subsidiary in existence on the date the senior debt securities of such series are first issued or provided for pursuant to agreements existing on such date;

          (7)   liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which we or the applicable Subsidiary has not exhausted our appellate rights;

          (8)   any extension, renewal, refinancing, refunding or replacement, or successive extensions, renewals, refinancing, refunding or replacements, of liens, in whole or in part, referred to in clauses (1) through (7), inclusive, above; provided, however, that any such extension, renewal, refinancing, refunding or replacement lien shall be limited to the property or assets covered by the lien extended, renewed, refinanced, refunded or replaced and that the obligations secured by any such extension, renewal, refinancing, refunding or replacement lien shall be in an amount not greater than the amount of the obligations secured by the lien extended, renewed, refinanced, refunded or replaced and any expenses of ours and our Subsidiaries, including any premium, incurred in connection with such extension, renewal, refinancing, refunding or replacement; or

          (9)   any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing any of our Debt or Debt of any Subsidiary.

        Notwithstanding the foregoing, under the senior indenture, we may, and may permit any Subsidiary to, create, assume, incur, or suffer to exist any lien upon any Principal Property to secure our Debt or the Debt of any other Person, other than the senior debt securities, that is not excepted by clauses (1) through (9), inclusive, above without securing the senior debt securities issued under the senior indenture; provided that the aggregate principal amount of all Debt then outstanding secured by such lien and all similar liens, together with all Attributable Indebtedness, as defined below, from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed 10% of Consolidated Net Tangible Assets, as defined below. (Section 1005 of the senior indenture)

        "Permitted Liens" means:

          (1)   liens upon rights-of-way for pipeline purposes;

          (2)   any statutory or governmental lien or lien arising by operation of law, or any mechanics', repairmen's, materialmen's, suppliers', carriers', landlords', warehousemen's or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair;

          (3)   the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

          (4)   liens of taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested at the time by us or any Subsidiary in good faith;

          (5)   liens of, or to secure performance of, leases, other than capital leases;

          (6)   any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

          (7)   any lien upon property or assets acquired or sold by us or any Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

          (8)   any lien incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

          (9)   any lien in favor of us or any Subsidiary;

          (10) any lien in favor of the United States or any state thereof, or any department, agency or instrumentality or political subdivision of the United States or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any Debt incurred by us or any Subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;

          (11) any lien securing industrial development, pollution control or similar revenue bonds;

          (12) any lien securing our Debt or Debt of any Subsidiary, all or a portion of the net proceeds of which are used, substantially concurrent with the funding thereof (and for purposes of determining such "substantial concurrence," taking into consideration, among other things, required notices to be given to holders of outstanding senior debt securities under the senior indenture in connection with such refunding, refinancing or repurchase, and the required corresponding durations thereof), to refinance, refund or repurchase all outstanding senior debt securities under the senior indenture, including the amount of all accrued interest thereon and reasonable fees and expenses and premium, if any, incurred by us or any Subsidiary in connection therewith;

          (13) liens in favor of any Person to secure obligations under the provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute; or

          (14) any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations.

        "Consolidated Net Tangible Assets" means, at any date of determination, the total amount of assets after deducting therefrom:

  •
  all current liabilities, excluding:

  •
  any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed; and

  •
  current maturities of long-term Debt; and

  •
  the value, net of any applicable reserves, of all goodwill, trade names, trademarks, patents and other like intangible assets,

all as set forth, or on a pro forma basis would be set forth, on our consolidated balance sheet for our most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

  Restriction on Sale-Leasebacks

        The senior indenture provides that we will not, and will not permit any Subsidiary to, engage in the sale or transfer by us or any Subsidiary of any Principal Property to a Person, other than us or a Subsidiary, and the taking back by us or any Subsidiary, as the case may be, of a lease of such Principal Property, called a "Sale-Leaseback Transaction" in the senior indenture, unless:

          (1)   such Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such Principal Property, whichever is later;

          (2)   the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

          (3)   we or the Subsidiary would be entitled to incur Debt secured by a lien on the Principal Property subject thereto in a principal amount equal to or exceeding the Attributable Indebtedness from such Sale-Leaseback Transaction without equally and ratably securing the senior debt securities; or

          (4)   we or the Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from such Sale-Leaseback Transaction to:

    •
    the prepayment, repayment, redemption, reduction or retirement of any of our Debt or the Debt of any Subsidiary that is not subordinated to the senior debt securities, or

    •
    the expenditure or expenditures for Principal Property used or to be used in the ordinary course of our business or the business of our Subsidiaries.

        "Attributable Indebtedness," when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value, discounted at the rate set forth or implicit in the terms of the lease included in such transaction, of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction, including any period for which such lease has been extended. In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated, in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated, or the amount determined assuming no such termination.

        Notwithstanding the foregoing, under the senior indenture we may, and may permit any Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (4), inclusive, of the first paragraph under "—Restriction on Sale-Leasebacks," provided that the Attributable Indebtedness from such Sale-Leaseback Transaction, together with the aggregate principal amount of outstanding Debt (other than the senior debt securities) secured by liens upon Principal Properties not excepted by clauses (1) through (9), inclusive, of the first paragraph of the limitation on liens covenant described above, do not exceed 10% of Consolidated Net Tangible Assets. (Section 1006 of the senior indenture)

Provisions Only in the Subordinated Indenture

  Subordinated Debt Securities Subordinated to Some Other Debt

        Any subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to some of our other debt to the extent described in a prospectus supplement. (Section 1401 of the subordinated indenture)

Provisions in Both Indentures

  Consolidation, Merger or Asset Sale

        Both indentures generally allow us to consolidate or merge with a Person. They also allow us to sell, lease or transfer our property and assets substantially as an entirety to a Person.

        However, we will only consolidate or merge with or into any other Person or sell, lease or transfer our assets substantially as an entirety according to the terms and conditions of the indentures, which include the following requirements:

  •
  the remaining or acquiring Person is organized under the laws of the United States, any state or the District of Columbia;

  •
  the remaining or acquiring Person assumes all of our responsibilities and liabilities under the indentures, including the payment of all amounts due on the debt securities and performance of the covenants in the indentures; and

  •
  immediately after giving effect to the transaction, no event which is, or after notice or lapse of time or both would become, an Event of Default, as defined below, exists.

        The remaining or acquiring Person will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor may exercise our rights and powers under the indentures, in our name or in its own name. If we sell or transfer our assets substantially as an entirety, we will be released from all our liabilities and obligations under the indentures and the debt securities. If we lease our assets substantially as an entirety, we will not be released from our obligations under the indentures and the debt securities. (Sections 801 and 802)

  Events of Default and Remedies

        "Event of Default," with respect to any series of debt securities, when used in an indenture, means any of the following:

  •
  failure to pay the principal of or any premium on any debt security of that series when due;

  •
  failure to pay interest on any debt security of that series for 30 days;

  •
  failure to perform, or breach of, any term, covenant or warranty in the indenture, other than a term, covenant or warranty a default in the performance of which has expressly been included in the indenture solely for the benefit of one or more series of debt securities other than that series, that continues for 90 days after we are given written notice by the trustee or holders of at least 25% in principal amount of all the outstanding debt securities of that series;

  •
  our bankruptcy, insolvency or reorganization; or

  •
  any other Event of Default included in the indenture or any supplemental indenture with respect to debt securities of a particular series. (Section 501)

        If an Event of Default with respect to a series of debt securities occurs and is continuing, upon written notice, the trustee or the holders of at least 25% in principal amount of all the outstanding debt securities of a particular series may declare the principal of all the debt securities of that series to be due and payable. When such declaration is made, such amounts will be immediately due and payable. The holders of a majority in principal amount of the outstanding debt securities of such series may rescind such declaration and its consequences if all existing Events of Default have been cured or waived before judgment has been obtained, other than nonpayment of principal or interest that has become due solely as a result of acceleration. (Section 502)

        Holders of a series of debt securities may not enforce the indenture or the series of debt securities, except as provided in the indenture or a series of debt securities. (Section 507) The trustee may require indemnity satisfactory to it before it enforces the indenture or such series of debt securities. (Section 603) The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders. (Section 602)

        Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. (Section 601) If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities. (Section 512)

        An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture. Further, an Event of Default under our other indebtedness will not necessarily constitute an event of default under the debt securities of any series issued under one of these indentures or vice versa.

        Holders of beneficial interests in global notes as described under "—Form, Denomination and Registration; Book-Entry Only System" are not registered holders for purposes of the indentures and should consult their banks or brokers for information on how to give notice or direction to or make requests of the trustee or how to declare or cancel an acceleration of the maturity with respect to a series of debt securities.

  Modification of Indentures

        Under each indenture, generally we and the trustee may modify our rights and obligations and the rights of the holders with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of all series affected by the modification, voting as one class.

        No modification of the principal or interest payment terms, no modification reducing the percentage required for modifications and no modification impairing the right to institute suit for the payment on debt securities of any series when due, is effective against any holder without its consent. (Section 902)

        In addition, we and the trustee may amend the indentures without the consent of any holder of the debt securities to make certain technical changes, such as:

  •
  curing ambiguities or correcting defects or inconsistencies;

  •
  evidencing the succession of another Person to us, and the assumption by that successor of our obligations under the applicable indenture and the debt securities of any series;

  •
  providing for a successor trustee;

  •
  qualifying the indentures under the Trust Indenture Act;

  •
  complying with the rules and regulations of any securities exchange or automated quotation system on which debt securities of any series may be listed or traded;

  •
  supplementing any provisions of the indentures to permit the defeasance and discharge of debt securities of any series, provided that such action does not adversely affect the interests of holders of debt securities of that or any other series;

  •
  adding or changing provisions relating to a particular series of debt securities that does not affect the rights of any holder in any material respect; or

  •
  adding, changing or eliminating provisions relating to a particular series of debt securities to be issued. (Section 901)

  Defeasance

        At any time we may terminate all our obligations under an indenture as it relates to the notes of any series, a process commonly called "legal defeasance," except for certain obligations, including those respecting the defeasance trust described below, and obligations to register the transfer of or to exchange the notes of that series, to replace mutilated, destroyed, lost or stolen notes of that series and to maintain a registrar and paying agent in respect of such notes. (Section 1302)

        We also at any time may terminate our obligations under covenant restrictions on the debt securities of any series by a process commonly called "covenant defeasance." (Section 1303)

        We may exercise our legal defeasance option notwithstanding the prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the notes of the defeased series may not be accelerated because of an Event of Default. If we exercise our covenant defeasance option for the notes of a particular series, payment of the debt securities of that series may not be accelerated because of an Event of Default specified in the third bullet point under "—Events of Default and Remedies" above.

        We may exercise either defeasance option at any time on or following the 91st day after we irrevocably deposit in trust (the "defeasance trust") with the trustee money, U.S. Government Obligations (as defined in the indentures) or a combination thereof for the payment of principal, premium, if any, and interest on the debt securities of the relevant series to redemption or stated maturity, as the case may be, and comply with certain other conditions, including delivery to the trustee of an opinion of counsel (subject to customary exceptions and exclusions) to the effect that holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

        In the event of any legal defeasance, holders of the debt securities of the relevant series would be entitled to look only to the defeasance trust for payment of principal of and any premium and interest on their debt securities until maturity.

        Although the amount of money and U.S. Government Obligations on deposit with the trustee would be intended to be sufficient to pay amounts due on the debt securities of a defeased series at the time of their stated maturity, if we exercise our covenant defeasance option for the debt securities of any series and the debt securities are declared due and payable because of the occurrence of an Event of Default, such amount may not be sufficient to pay amounts due on the notes of that series at the time of the acceleration resulting from such Event of Default. However, in that circumstance we would remain liable for such payments.

  Discharge

        We may discharge all our obligations under an indenture with respect to the notes of any series, other than our obligation to register the transfer of and to exchange notes of that series, when either:

  •
  all outstanding notes of that series, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

  •
  all such notes not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such notes, including interest to the stated maturity or applicable redemption date. (Section 401)

  Concerning the Trustee

        U.S. Bank National Association is the trustee under the senior indenture and the subordinated indenture. The corporate trust office of the trustee is located at 5555 San Felipe Street, Suite 1150, Houston, Texas 77056.

        Under provisions of the indentures and the Trust Indenture Act governing trustee conflicts of interest, any uncured Event of Default with respect to any series of senior debt securities will force the trustee to resign as trustee under either the subordinated indenture or the senior indenture. Also, any uncured Event of Default with respect to any series of subordinated debt securities will force the trustee to resign as trustee under either the senior indenture or the subordinated indenture. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with its terms and conditions.

        The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series. (Section 610)

        Each indenture contains certain limitations on the right of the trustee thereunder, in the event that it becomes our creditor, to obtain payment of claims in some cases, or to realize on property received in respect of any such claim, as security or otherwise. (Section 613)

        The trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee's eligibility to serve as such, the priority of the trustee's claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities. (Section 703)

        Each indenture provides that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every application by us for action by the trustee shall be accompanied by a certificate of certain of our officers and an opinion of counsel, who may be our counsel, stating that, in the opinion of the signers, we have complied with all conditions precedent to the action. (Section 102)

  Governing Law

        The indentures are and the debt securities will be governed by the laws of the State of New York. (Section 112)

  No Personal Liability of Our Directors, Officers, Employees, Agents or Shareholders

        Our directors, officers, employees, agents and shareholders will not have any liability for our obligations under the indentures or the debt securities or for any certificate or similar writing delivered pursuant to the indentures. Each holder of debt securities, by accepting a debt security, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities. (Section 116)

Form, Denomination and Registration; Book-Entry Only System

        Unless otherwise indicated in a prospectus supplement, the debt securities of a series will be issued only in fully registered form, without coupons, in denominations of $1,000 or integral multiples thereof. (Section 302) You will not have to pay a service charge to transfer or exchange debt securities of a series, but we may require you to pay for taxes or other governmental charges due upon a transfer or exchange. (Section 305)

        Unless otherwise indicated in a prospectus supplement, each series of debt securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC") or any successor depositary, which we call a depositary, and will be represented by one or more global notes registered in the name of Cede & Co., as nominee of DTC. The interests of beneficial owners in the global notes will be represented through financial institutions acting on their behalf as direct or indirect participants in DTC.

        Ownership of beneficial interests in a global note will be limited to persons, called participants, who have accounts with DTC or persons who hold interests through participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of these ownership interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

        So long as DTC, or its nominee, is the registered owner or holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities of that series represented by such global note for all purposes of the indenture, the debt securities of that series and applicable law. Accordingly, owners of interests in global notes will not be considered registered owners or holders of the global notes. In addition, no beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those under the applicable indenture.

        Payments on debt securities represented by global notes will be made to DTC or its nominee, as the registered owner thereof. Neither we, the trustee, any underwriter nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in global notes, for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any action taken or omitted to be taken by the depositary or any participant.

        We expect that DTC or its nominee will credit participants' accounts on the payable date with payments in respect of a global note in amounts proportionate to their respective beneficial interest in the principal amount of such global note as shown on the records of DTC or its nominee, unless DTC has reason to believe that it will not receive payment on the payable date. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in accordance with DTC rules. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a global note to such persons may be impaired. Because DTC can only act on behalf of participants, who in turn act on behalf of others, such as securities brokers and dealers, banks and trust companies, called indirect participants, the ability of a person having a beneficial interest in a global note to pledge that interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of that interest, may be impaired by the lack of a physical certificate of that interest.

        DTC will take any action permitted to be taken by a holder of debt securities of a series only at the direction of one or more participants to whose account interests in global notes are credited and only in respect of such portion of the aggregate principal amount of the debt securities of a series as to which such participant or participants has or have given such direction.

  If

  •
  DTC notifies us that it is unwilling or unable to continue as depositary or if it ceases to be eligible under the applicable indenture and we do not appoint a successor depositary within 90 days, or

  •
  an event of default with respect to a series of debt securities shall have occurred and be continuing,

the respective global notes representing the affected series of debt securities will be exchanged for debt securities in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive debt securities shall be registered in such name or names as the depositary shall instruct the trustee. Such instructions will most likely be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in global notes.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants, including those who may act as underwriters of our debt securities. Access to the DTC system is also available to others such as indirect participants that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in global notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures and may discontinue such procedures at any time. Neither we, the trustee, any underwriter nor any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        Investors may hold interests in the notes outside the United States through the Euroclear System ("Euroclear") or Clearstream Banking ("Clearstream") if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers' securities accounts in Euroclear's and Clearstream's names on the books of their respective depositaries which in turn will hold such positions in customers' securities accounts in the names of the nominees of the depositaries on the books of DTC. All securities in Euroclear or Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

        Transfers of notes by persons holding through Euroclear or Clearstream participants will be effected through DTC, in accordance with DTC's rules, on behalf of the relevant European international clearing system by its depositaries; however, such transactions will require delivery of exercise instructions to the relevant European international clearing system by the participant in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the exercise meets its requirements, deliver instructions to its depositaries to take action to effect exercise of the notes on its behalf by delivering notes through DTC and receiving payment in accordance with its normal procedures for next-day funds settlement. Payments with respect to the notes held through Euroclear or Clearstream will be credited to the cash accounts of Euroclear participants in accordance with the relevant system's rules and procedures, to the extent received by its depositaries.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

 CROSS GUARANTEE

        On November 26, 2014, we completed our acquisition, pursuant to three separate merger agreements, of all of the outstanding common units of Kinder Morgan Energy Partners, L.P. and El Paso Pipeline Partners, L.P. and all of the outstanding shares of Kinder Morgan Management, LLC that we did not already own. The transactions, valued at approximately $77 billion, are referred to collectively as the "Transactions."

        In connection with the Transactions, we entered into a cross guarantee agreement, which we refer to as the "Cross Guarantee Agreement" with substantially all of our wholly owned subsidiaries whereby each party to the agreement, including us, unconditionally guarantees the indebtedness of each other party to the agreement. The Cross Guarantee Agreement is filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2014, and as updates are made to the guarantors and guaranteed obligations thereunder, we file updated versions of the Cross Guarantee Agreement as exhibits to our subsequent Exchange Act reports. See "Where You Can Find More Information." The following description is a summary of the material provisions of the Cross Guarantee Agreement. This summary does not purport to be complete and may not contain all of the information about the Cross Guarantee Agreement that is important to investors in our debt securities. We encourage investors to read carefully the Cross Guarantee Agreement in its entirety before making any investment decision. In this section, the words "we," "us" and "our" refer only to Kinder Morgan, Inc. and not to any of its subsidiaries or affiliates.

General

        We and substantially all of our wholly owned subsidiaries, which we collectively refer to as the "Guarantors," are parties to the Cross Guarantee Agreement. Each Guarantor jointly and severally, unconditionally and irrevocably, guarantees, as primary obligor, the prompt and complete payment when due (whether at the stated maturity by acceleration or otherwise) of the obligations subject to the agreement, which we refer to as the "Guaranteed Obligations." The Guaranteed Obligations are set forth on a schedule to the agreement, which will be amended from time to time in accordance with the terms of the agreement. We expect that the debt securities that may be offered and sold hereunder will be Guaranteed Obligations.

        The guarantees under the Cross Guarantee Agreement are made for the benefit of, and may be enforced by, the "Guaranteed Parties," which in the case of our debt securities means the holders of such debt securities, as discussed under "Description of Debt Securities." We will provide a copy of the Cross Guarantee Agreement, including the most recently amended schedules and supplements thereto, to any Guaranteed Party upon written request to us at the address set forth in the agreement; provided that this obligation will be deemed to be satisfied if we have filed a copy of the agreement, including the most recently amended schedules and supplements thereto, with the SEC within three months preceding the date on which we receive such written request.

Additional Guarantors and Guaranteed Obligations

        We will cause each "Subsidiary" (as defined in the Cross Guarantee Agreement) that is not an "Excluded Subsidiary" (as defined in the Cross Guarantee Agreement) formed or otherwise purchased or acquired after the date of the Cross Guarantee Agreement (including any Subsidiary that ceases to constitute an Excluded Subsidiary) to execute a supplement to the agreement and become a Guarantor within 45 days of the occurrence of the event that requires such entity to become a Guarantor.

        Any "Indebtedness" issued by a Guarantor or for which a Guarantor otherwise becomes obligated after the date of the agreement will become a Guaranteed Obligation upon the execution by all Guarantors of a notation of guarantee, which will be affixed to the instrument or instruments evidencing such Indebtedness. "Indebtedness" generally means any senior, unsecured obligation for borrowed money and any payment obligation with respect to obligations under certain hedging agreements.

Release of Guarantors and Guaranteed Obligations

        A Guarantor will be automatically released from its guarantee under the Cross Guarantee Agreement upon release of such Guarantor from the guarantee under our revolving credit facility, including upon consummation of any transaction resulting in such Guarantor ceasing to constitute a Subsidiary or upon any Guarantor becoming an Excluded Subsidiary. Such a transaction or event is referred to as a "Release Event."

        Upon the occurrence of a Release Event, each Guaranteed Obligation for which such released Guarantor was the issuer will be automatically released from the provisions of the Cross Guarantee Agreement and will cease to constitute a Guaranteed Obligation; provided that in the case of any Guaranteed Obligation that has been assigned an investment grade rating by specified rating agencies, such Guaranteed Obligation will be released, effective as of the 91st day after the occurrence of the Release Event, if and only if a "Rating Decline" with respect to such Guaranteed Obligation does not occur. "Rating Decline" generally means the occurrence of the following on, or within 90 days after, the date of the occurrence of a Release Event or of public notice of the intention to effect a Release Event (which period may be extended so long as the rating of such Guaranteed Obligation is under publicly announced consideration for possible downgrade by either of the specified rating agencies): (i) in the event the applicable Guaranteed Obligation is assigned an investment grade rating by both rating agencies on the date immediately prior to the Release Event or public notice of the intention to effect the Release Event, the rating of such Guaranteed Obligation by one or both of the rating agencies is below an investment grade rating; or (ii) in the event such Guaranteed Obligation is rated below an investment grade rating by either of the Rating Agencies on such date, any such below- investment grade rating is decreased by one or more gradations.

Termination of Guarantees

        The guarantee obligations under the Cross Guarantee Agreement will terminate when all Guaranteed Obligations thereunder have been paid in full or have been deemed paid and discharged by defeasance pursuant to the terms of the instruments governing such Guaranteed Obligations. This date is referred to as the "Guarantee Termination Date."

Amendment

        The Guarantors may amend or supplement the Cross Guarantee Agreement:

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  to cure any ambiguity, defect or inconsistency;

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  to reflect a change in the Guarantors or the Guaranteed Obligations made in accordance with the agreement;

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  to make any change that would provide any additional rights or benefits to the Guaranteed Parties or that would not adversely affect the legal rights thereunder of any Guaranteed Party in any material respect; or

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  to conform the agreement to any change made to our revolving credit agreement or to the guarantee thereunder.

        Except as set forth above, the Guarantors may not amend, supplement or otherwise modify the agreement prior to the Guarantee Termination Date without the prior written consent of the holders of the majority of the outstanding principal amount of the Guaranteed Obligations (excluding obligations with respect to hedging agreements, subject to specified exceptions).

DESCRIPTION OF OUR CAPITAL STOCK

        The following information is a summary of the material terms of our certificate of incorporation and bylaws and the shareholders agreement between us and certain of our investors. Copies of our certificate of incorporation and bylaws and the shareholders agreement are filed as exhibits to our Exchange Act reports and incorporated by reference in this prospectus. See "Where You Can Find More Information." You should refer to the provisions of these documents because they, and not this summary, will govern your rights as a holder of shares of our capital stock.

General

        Our authorized capital stock consists of:

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  4,000,000,000 shares of Class P common stock, $0.01 par value per share, which we refer to as our "common stock," 2,231,514,695 shares of which were outstanding as of October 22, 2015; and

  •
  10,000,000 shares of preferred stock, $0.01 par value per share, none of which were outstanding as of the date of this prospectus.

Common Stock

Voting Rights

        Each share of our common stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of our common stock are entitled to vote. Holders of our capital stock do not have cumulative voting rights.

Dividends

        Holders of our common stock share equally in any dividend declared by our board of directors, subject to the rights of the holders of any outstanding preferred stock.

Liquidation Rights

        In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to our stockholders after payment of liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distributions and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock, if required pursuant to the terms of any such preferred stock, before we may pay distributions to the holders of common stock.

Other Rights

        Our stockholders have no preemptive or other rights to subscribe for additional shares. All outstanding shares are, and all shares offered by this prospectus will be, when sold, validly issued, fully paid and nonassessable.

Preferred Stock

        Our board of directors is authorized, subject to the limits imposed by the General Corporation Law of the State of Delaware, which we refer to in this prospectus as the "DGCL," to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series of preferred stock, and to fix the rights, preferences, privileges, qualifications, limitations and restrictions of the shares of each wholly unissued series of preferred stock. Our board of directors also is authorized to increase or decrease the number of shares of any series, but not below the number of shares of that series of preferred stock then outstanding and not above the total number of shares of preferred stock authorized by our certificate of incorporation, without any further vote or action by our stockholders.

        Our board of directors may authorize the issuance of preferred stock with voting rights that affect adversely the voting power or other rights of our other classes of stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, also could have the effect of delaying, deferring or preventing a change in control or causing the market price of our common stock to decline.

Shareholders Agreement

        We are a party to a shareholders agreement with certain of our investors, which we refer to collectively as the "Original Investors," regarding voting, transfer and registration for resale of shares of our stock held by them, among other things. Among the Original Investors were certain investment funds we refer to as the "Sponsor Investors." Because all of the Sponsor Investors, other than the funds affiliated with Highstar Capital LP, have sold all of our capital stock held by them, the funds affiliated with Highstar are the only remaining Sponsor Investor. Persons who become holders of our common stock by purchasing shares in an offering under this prospectus or by purchasing shares in the open market will not become parties to the shareholders agreement, but the shareholders agreement will continue in effect. Although only we and the Original Investors are parties to the shareholders agreement, it contains a number of provisions affecting the governance of our company. A summary of those provisions of our shareholders agreement is contained in our proxy statement for our 2015 annual meeting of stockholders, which was filed with the SEC on March 27, 2015 and is incorporated into this prospectus by reference. See "Where You Can Find More Information." We encourage you to read the shareholders agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part, in its entirety.

Certain Other Provisions of Our Charter and Bylaws and Delaware Law

Board of Directors

        Our certificate of incorporation provides that the number of directors will be fixed in the manner provided in our bylaws. Our bylaws provide that the number of directors will be no more than 16 and no less than 10, as fixed from time to time by our board of directors, and may also be increased in accordance with the shareholders agreement or reduced to not fewer than nine in accordance with our shareholders agreement. See "—Shareholders Agreement."

Limitations of Liability and Indemnification of Officers and Directors

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Our certificate of incorporation eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent authorized by the DGCL. The DGCL does not permit exculpation for liability:

  •
  for breach of the duty of loyalty;

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  for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

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  under Section 174 of the DGCL (unlawful dividends and stock repurchases); or

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  for transactions from which the director derived improper personal benefit.

        Our certificate of incorporation and bylaws provide that we shall indemnify our current and former directors and officers, and may indemnify our employees, agents and other persons, to the fullest extent permitted by law. We also are expressly authorized to carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees and agents for any liabilities incurred in any such capacity, whether or not we would have the power to indemnify such person against such liability. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, an investment in our stock may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Amending Our Certificate of Incorporation and Bylaws

        Our certificate of incorporation may be amended in any manner provided by the DGCL. Because our common stock is the only class of capital stock that is outstanding as of the date of this prospectus, our certificate of incorporation may be amended with the affirmative vote of a majority of the outstanding shares of our common stock, except that any provision requiring a supermajority vote of stockholders may only be amended with such supermajority vote.

        Our certificate of incorporation and our bylaws provide that our bylaws may be amended, altered, repealed or new bylaws may be adopted by our board of directors or by the affirmative vote of holders of shares representing two-thirds of the total voting power of all of our outstanding capital stock then entitled to vote at any annual or special meeting for the election of directors. In addition, any adoption, alteration, amendment or repeal of any bylaw by the board of directors requires the affirmative vote of:

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  a majority of the directors chosen for nomination by Richard D. Kinder, our Executive Chairman (if any);

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  a majority of the directors chosen for nomination by the Sponsor Investors (if any);

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  two-thirds of the directors chosen for nomination by the Sponsor Investors (if any) in the case of an alteration, amendment or repeal of specified provisions of our bylaws with respect to directors, removal of officers, securities of other corporations and amendments of the bylaws; and

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  the director(s) chosen by a Sponsor Investor (if any) in the case of an alteration, amendment or repeal of any provision of our bylaws that would treat such Sponsor Investor adversely.

Certain Anti-takeover Provisions of Our Charter and Bylaws and Delaware Law

        Our certificate of incorporation and bylaws have the following provisions that could deter, delay or prevent a third party from acquiring us, even if doing so would benefit our stockholders.

Undesignated Preferred Stock

        The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company. Further, the rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred shares that may be issued in the future.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

        Our bylaws provide that special meetings of the stockholders may be called only upon the request of the chairman of the board, the chief executive officer, the president or the board of directors or upon the written request of stockholders of record of not less than 10% of all voting power entitled to vote at such meeting. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

        Our bylaws establish advance notice procedures with respect to stockholder proposals for annual meetings and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be "properly brought" before a meeting, a stockholder will have to comply with advance notice requirements and provide us with specified information. Our bylaws provide that any director or the board of directors may be removed, with or without cause, by an affirmative vote of shares representing the majority of all voting power then entitled to vote at an election of directors. Our bylaws also provide that vacancies may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by our stockholders. Our bylaws allow the chairman of a meeting of the stockholders to adopt rules and regulations for the conduct of meetings that may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions also may defer, delay or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror's own slate of directors or otherwise attempting to obtain control of us. The nomination and removal of directors, including the filling of board vacancies, also must comply with the provisions of our shareholders agreement that relate to composition of our board of directors. See "—Shareholders Agreement."

No Stockholder Action by Written Consent

        Our certificate of incorporation provides that any vote or similar action required or permitted to be taken by holders of our common stock must be effected at a duly called annual or special meeting of our stockholders and may not be effected by consent in writing by such stockholders.

Approval Requirements for Certain Changes of Control

        Our organizational documents contain additional approval requirements for certain non-cash changes of control. Our shareholders agreement prohibits us from directly or indirectly engaging in any merger, amalgamation, consolidation or other business combination or similar transaction or series of transactions in which all shares of our common stock would be exchanged for cash, securities or other property (other than solely for cash) without obtaining the unanimous approval of our stockholders unless the organizational documents and capital structure of the acquiring, surviving or resulting entity preserve in all material respects the economic and other rights (including conversion, transfer, distribution and governance rights as set forth in our certificate of incorporation, bylaws and shareholders agreement), characteristics and tax treatment, including on a relative basis, of the Sponsor Investors and the shares of common stock as they exist on the date of such transaction.

Section 203 of the DGCL

        We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with any "interested stockholder" for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or who is an affiliate or associate of the corporation and did own within three years prior to the determination of interested stockholder status) 15% or more of the corporation's voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless:

  •
  before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

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  at or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders, but not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

        Section 203 defines a business combination to include:

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  any merger or consolidation involving the corporation and the interested stockholder;

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  any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

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  subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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  subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

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  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. We have not opted out of this provision, so Section 203 will apply to any stockholder that becomes an interested stockholder after our initial public offering. The statute, as it applies to interested stockholders other than Mr. Kinder, could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us. These provisions of the DGCL could have the effect of deferring, delaying or discouraging hostile takeovers and may also have the effect of preventing changes in control or management of our company. It is possible that these provisions could make it more difficult to accomplish transactions other stockholders might deem desirable.

Transfer Agent and Registrar

        As of the date of this prospectus, the transfer agent and registrar of our common stock is Computershare Trust Company, N.A. It may be contacted at 525 Washington Blvd., Jersey City, New Jersey 07310.

New York Stock Exchange Listing

        Our common stock is listed on The New York Stock Exchange under the symbol "KMI."

 DESCRIPTION OF DEPOSITARY SHARES

        We will set forth in the applicable prospectus supplement a description of any depositary shares issued by us that may be offered and sold pursuant to this prospectus.

PLAN OF DISTRIBUTION

        We may sell the securities offered by this prospectus:

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  through agents;

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  through underwriters or dealers;

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  directly to one or more purchasers;

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  pursuant to delayed delivery contracts or forward contracts; or

  •
  through a combination of any of these methods of sale.

By Agents

        Securities may be sold through agents designated by us. Unless otherwise indicated in a prospectus supplement, the agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

By Underwriters

        If underwriters are used in the sale, the securities offered will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities offered will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Direct Sales

        Securities may also be sold directly by us. In this case, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered securities directly.

Delayed Delivery Contracts or Forward Contracts

        If indicated in the prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts or forward contracts providing for payment or delivery on a specified date in the future at prices determined as described in the prospectus supplement. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

General Information

        The debt securities, preferred stock or depositary shares, when first issued, will have no established trading market. Any underwriters or agents to whom or through whom such securities are sold for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such securities.

        The debt securities, preferred stock or depositary shares offered may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the such securities.

        Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation will be described in a prospectus supplement.

        We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make because of those liabilities.

        Underwriters, dealers and agents or their affiliates may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

        One or more firms, referred as "remarketing firms," may also offer or sell the securities, if a prospectus supplement so indicates, in connection with a remarketing arrangement upon the purchase of the securities. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and terms of the agreement, if any, with us and will describe the remarketing firm's compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make because of those liabilities. Remarketing firms or their affiliates may engage in transaction with, or perform services for, us or our affiliates in the ordinary course of their business.

 VALIDITY OF THE SECURITIES

        The validity of the securities being offered hereby will be passed upon for us by Bracewell & Giuliani LLP, Houston, Texas.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The description of the review performed by Netherland, Sewell & Associates, Inc., independent petroleum consultants, included in our Annual Report on Form 10-K for the year ended December 31, 2014, is incorporated herein by reference.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference in this prospectus contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as "anticipate," "believe," "intend," "plan," "projection," "forecast," "strategy," "position," "continue," "estimate," "expect," "may," or the negative of those terms or other variations of them or comparable terminology. In particular, expressed or implied, statements concerning future actions, conditions or events, future operating results or the ability to generate sales, income or cash flow or to service debt or to pay dividends are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors which could cause actual results to differ from those in the forward-looking statements include:

  •
  the timing and extent of changes in price trends and overall demand for NGL, refined petroleum products, oil, CO2, natural gas, electricity, coal, steel and other bulk materials and chemicals and certain agricultural products in North America;

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  economic activity, weather, alternative energy sources, conservation and technological advances that may affect price trends and demand;

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  changes in our tariff rates required by the FERC, the CPUC, Canada's NEB or another regulatory agency;

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  our ability to acquire new businesses and assets and integrate those operations into our existing operations, and make cost-saving changes in operations, particularly if we undertake multiple acquisitions in a relatively short period of time, as well as our ability to expand our facilities;

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  our ability to safely operate and maintain our existing assets and to access or construct new pipeline, gas processing and NGL fractionation capacity;

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  our ability to attract and retain key management and operations personnel;

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  difficulties or delays experienced by railroads, barges, trucks, ships or pipelines in delivering products to or from our terminals or pipelines;

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  shut-downs or cutbacks at major refineries, petrochemical or chemical plants, natural gas processing plants, ports, utilities, military bases or other businesses that use our services or provide services or products to us;

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  changes in crude oil and natural gas production (and the NGL content of natural gas production) from exploration and production areas that we serve, such as the Permian Basin area of West Texas, the shale plays in Oklahoma, Ohio, Pennsylvania and Texas, and the U.S. Rocky Mountains and the Alberta, Canada oil sands;

  •
  changes in laws or regulations, third-party relations and approvals, and decisions of courts, regulators and governmental bodies that may adversely affect our business or our ability to compete;

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  interruptions of electric power supply to our facilities due to natural disasters, power shortages, strikes, riots, terrorism (including cyber attacks), war or other causes;

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  the uncertainty inherent in estimating future oil, natural gas, and CO2 production or reserves that we may experience;

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  the ability to complete expansion projects and construction of our vessels on time and on budget;

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  the timing and success of our business development efforts, including our ability to renew or enter into new long-term customer contracts;

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  changes in accounting pronouncements that impact the measurement of our results of operations, the timing of when such measurements are to be made and recorded, and the disclosures surrounding these activities;

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  changes in tax law;

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  our ability to offer and sell debt securities, or obtain debt financing in sufficient amounts and on acceptable terms to implement that portion of our business plan that contemplates growth through acquisitions of operating businesses and assets and expansions of our facilities;

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  our indebtedness, which could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds, place us at a competitive disadvantage compared to our competitors that have less debt, or have other adverse consequences;

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  our ability to obtain insurance coverage without significant levels of self-retention of risk;

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  acts of nature, sabotage, terrorism (including cyber attacks) or other similar acts or accidents causing damage to our properties greater than our insurance coverage limits;

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  possible changes in our and our subsidiaries credit ratings;

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  capital and credit markets conditions, inflation and fluctuations in interest rates;

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  the political and economic stability of the oil producing nations of the world;

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  national, international, regional and local economic, competitive and regulatory conditions and developments;

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  our ability to achieve cost savings and revenue growth;

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  foreign exchange fluctuations;

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  the extent of our success in developing and producing CO2 and oil and gas reserves, including the risks inherent in development drilling, well completion and other development activities;

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  engineering and mechanical or technological difficulties that we may experience with operational equipment, in well completions and workovers, and in drilling new wells; and

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  unfavorable results of litigation and the outcome of contingencies referred to in Note 16 "Litigation, Environmental and Other" to our consolidated financial statements in our Annual Report on Form 10-K.

        The foregoing list should not be construed to be exhaustive. We believe the forward-looking statements in this prospectus are reasonable. However, there is no assurance that any of the actions, events or results of the forward-looking statements will occur, or if any of them do, what impact they will have on our results of operations or financial condition. Because of these uncertainties, you should not put undue reliance on any forward-looking statements.

        See Item 1A "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2014 for a more detailed description of these and other factors that may affect the forward-looking statements. The risk factors could cause our actual results to differ materially from those contained in any forward-looking statement. We disclaim any obligation, other than as required by applicable law, to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.